SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CONCEPTUS, INC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CONCEPTUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2012

TO THE STOCKHOLDERS OF CONCEPTUS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Conceptus, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 22, 2012, at 9:00 a.m. local time, at the Company’s principal executive offices located at 331 East Evelyn Avenue, Mountain View, California 94041, for the following purposes:

1. To elect two Class III members to the Board of Directors (the “Board”) to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified. (Proposal No. 1)

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. (Proposal No. 2)

3. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. (Proposal No. 3)

4. To transact any other business that is properly brought before the Annual Meeting or any postponements or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We know of no other matters to be presented at the Annual Meeting. If any other matters come before the Annual Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment. Only stockholders of record at the close of business on Monday, March 26, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

This Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report on Form 10-K for 2011 will be available on or about April 24, 2012 at http://www.proxyvoting.com/cpts for registered stockholders.

All stockholders are cordially invited to attend the Annual Meeting. It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Your shares will be voted at the Annual Meeting in accordance with your instructions. You can revoke the proxy at any time prior to voting, and the giving of a proxy will not affect your right to vote in the event you attend the Annual Meeting in person.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

Very truly yours,

JULIE A. BROOKS
Secretary

Mountain View, California

April 13, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

CONCEPTUS, INC.

331 East Evelyn Avenue

Mountain View, CA 94041

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:

The Board of Directors of Conceptus, Inc. (“we” or “us” or “Conceptus” or the “Company”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Tuesday, May 22, 2012, at 9:00 a.m., local time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The proxy solicitation materials will be mailed to stockholders on or about April 24, 2012.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Conceptus’ principal executive offices, located at 331 East Evelyn Avenue, Mountain View, California 94041. The Company’s telephone number is (650) 962-4000.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner of Conceptus common stock, par value $0.0003 per share (the “Common Stock”), as of March 26, 2012 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 9:00 a.m. local time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Stockholders of record — If your shares of Common Stock are registered directly in your name with Conceptus’ transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. These proxy materials have been sent directly to you by Conceptus.

Beneficial owners — Many Conceptus stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” In this case the proxy materials will have been forwarded to you by your broker, trustee or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote those shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Holders of record of Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the Record Date, the Company had 31,353,940 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by 101 stockholders of record. The Company believes that approximately 3,100 beneficial owners hold shares through brokers, fiduciaries and nominees. As of the Record Date, no shares of Conceptus preferred stock were outstanding.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, the Company recommends that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. You may submit a proxy by completing, signing and dating the enclosed proxy card and mailing it in the accompanying pre-addressed envelope. A proxy card submitted by mail must be received by the time of the meeting in order for your shares to be voted.

If you hold shares beneficially in street name, please refer to the voting instructions provided to you by the broker, trustee or nominee holding your shares.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1)	The election of two Class III directors to serve a term of three years or until their successors are duly elected and qualified.

(2)	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Conceptus for the fiscal year ending December 31, 2012.

(3)	The approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as presented in this proxy statement.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals?

A:

For Proposal No. 1, a plurality of the votes cast is required for the election of directors. You may vote “FOR” or “WITHHOLD” for both or either of the two nominees for election as director. The two nominees for Class III director receiving the highest number of affirmative votes will be elected as Class III directors of Conceptus to serve for a term of three years or until their respective successors have been duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election.

For Proposal No. 2, the affirmative vote of a majority of votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as Conceptus’ independent registered public accounting firm for the fiscal year ending December 31, 2012. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as Conceptus’ independent registered public accounting firm is not required by the Company’s bylaws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time if it determines that such a change would be in the best interests of Conceptus and its stockholders.

For Proposal No. 3, the affirmative vote of a majority of votes cast is required for the non-binding approval of compensation of the Company’s named executive officers as presented in this proxy statement. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	What is the effect of not casting a vote at the 2012 Annual Meeting?

A:	If you are a stockholder of record and you do not submit a proxy or vote at the Annual Meeting, no votes will be cast on your behalf on any of the items of business at the 2012 Annual Meeting.

If you are a beneficial owner of shares held in street name, it is critical that you provide voting instructions to the nominee holding your shares if you want your vote to be counted in the election of directors (Proposal No. 1) and the advisory vote to approve executive compensation (Proposal 3). Under the rules of various national and regional securities exchanges, if you do not indicate how you want your shares to be voted, the nominee holding your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012 (Proposal 2) is a matter considered routine under applicable rules, and the nominee holding your shares may vote on this matter without your instruction. The election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3) are matters considered non-routine under applicable rules. The nominee holding your shares cannot vote without instructions on these matters. We encourage you to instruct the nominee holding your shares so that your shares can be voted on these important stockholder proposals.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the election of the two nominees as Class III directors listed in Proposal No. 1.

•	“FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as Conceptus’ independent registered public accounting firm for the fiscal year ending December 31, 2012.

•	“FOR” the approval of the advisory resolution approving the compensation of the Company’s named executive officers as presented in this proxy statement.

Q:	If I sign a proxy, how will it be voted?

A:

All shares entitled to vote and represented by properly executed proxy cards received prior to the applicable deadlines described above (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Conceptus does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting as follows:

If you are a stockholder of record, you may change your vote by (1) filing with Conceptus’ Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Conceptus’ Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Conceptus’ Corporate Secretary or should be sent so as to be delivered to Conceptus’ principal executive offices, Attention: Corporate Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

Conceptus will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Conceptus may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Conceptus may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has engaged MacKenzie Partners, Inc. (“MacKenzie”), a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $9,000, plus the reimbursement of certain out-of-pocket expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A:

Conceptus intends to announce preliminary voting results at the Annual Meeting and will publish the voting results in a Current Report on Form 8-K within four business days after the end of the Company’s annual meeting. If final voting results are unavailable at that time, Conceptus will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Stockholder	Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future annual stockholder meetings as follows:

Requirements for stockholder proposals to be considered for inclusion in Conceptus’ proxy materials for the 2013 annual meeting of stockholders — Stockholders may present proper proposals for inclusion in Conceptus’ proxy statement and for consideration at the 2013 annual meeting of its stockholders by submitting their proposals in writing to Conceptus’ Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2013 annual meeting, stockholder proposals must be received by Conceptus’ Corporate Secretary no later than December 14, 2012, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the date of the 2013 annual meeting is more than 30 days before or 30 days after the anniversary date of the 2012 Annual Meeting, the deadline for inclusion of proposals in Conceptus’ proxy materials will instead be a reasonable time before Conceptus begins to print and mail its proxy materials.

Requirements for stockholder proposals to be brought before the 2013 annual meeting of stockholders — In addition, Conceptus’ bylaws establish advance notice procedures for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Nominating and Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to Conceptus’ Corporate Secretary no later than the deadline described below, which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Conceptus’ bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered timely written notice to the Corporate Secretary of Conceptus. To be timely, the notice must be received by the Corporate Secretary at Conceptus’ principal executive offices no earlier than January 22, 2013 and no later than February 21, 2013, unless the date of the 2013 annual meeting is before April 22, 2013 or after July 21, 2013, in which case the deadline is the 90th day prior to the 2013 annual meeting or, if later, the tenth day following the day on which public disclosure of the date of the meeting is first made. The notice must also satisfy the other requirements set forth in Conceptus’ bylaws.

If a stockholder who has notified Conceptus of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Conceptus need not present the proposal for a vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of Conceptus. All notices of proposals by stockholders, whether or not to be included in Conceptus’ proxy materials, should be sent to Conceptus’ principal executive offices, Attention: Corporate Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Conceptus proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2011 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2011 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2011 Annual Report may request to receive a separate copy of the proxy materials and 2011 Annual Report (and proxy materials and annual reports in the future) by calling 650-962-4032 or by writing to Investor Relations at Conceptus’ principal executive offices. The Company will promptly deliver a separate copy of the proxy materials and 2011 Annual Report upon such request. Alternatively, stockholders who share an address and receive multiple copies of the Company’s proxy materials and 2011 Annual Report can request to receive a single copy by following the instructions above, although each stockholder of record or beneficial owner must still submit a separate proxy card.

Q:	What is the mailing address for Conceptus’ principal executive offices?

A:	Conceptus’ principal executive offices are located at 331 East Evelyn Avenue, Mountain View, California 94041.

Any written requests for additional information, additional copies of the proxy materials and 2011 Annual Report, notices of stockholder proposals, recommendations of candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 22, 2012:

The notice of annual meeting of stockholders, the proxy statement and the 2011 Annual Report are available at www.conceptus.com.

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Conceptus, Inc. for use at the Annual Meeting of Stockholders to be held on Tuesday, May 22, 2012, at 9:00 a.m. local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive office located at 331 East Evelyn Avenue, Mountain View, California 94041. The Company’s telephone number is (650) 962-4000.

These proxy solicitation materials will be mailed to stockholders on or about April 24, 2012.

The Notice of Annual Meeting of Stockholders, this proxy statement and the Annual Report on Form 10-K for 2011 will be available on or about April 24, 2012 at http://www.proxyvoting.com/cpts for registered stockholders.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either (i) by delivering to the Company (Attention: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date or (ii) by attending the Annual Meeting and voting in person. Attending the Annual Meeting by itself will not revoke a proxy previously given.

Record Date and Share Ownership

Only stockholders of record at the close of business on Monday, March 26, 2012 are entitled to notice of and to vote at the meeting. As of the Record Date, 31,353,940 shares of Common Stock were issued and outstanding.

Votes Required and Method of Counting Votes

Holders of shares of Common Stock are entitled to one vote per share on all matters to be acted upon at the meeting, including the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Assuming the presence of a quorum, the following votes are required to approve the proposals presented in this proxy statement:

•	For Proposal No. 1, a plurality of the votes cast is required for the election of the two Class III directors.

•

For Proposal No. 2, the affirmative vote of a majority of votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as Conceptus’ independent registered public accounting firm for 2012.

•

For Proposal No. 3, the affirmative vote of a majority of votes cast is required to approve, on an advisory basis, the compensation of our named executive officers as presented in this proxy statement.

Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but broker non-votes are not counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority. Accordingly, broker non-votes will have no effect on the outcome of the vote for the election of directors or any other proposed matter. Stockholders of record who are present (in person or by proxy) and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meetings, are considered stockholders who are present and entitled to vote on the proposals. Accordingly, with respect to the election of directors, a properly executed proxy marked “WITHHOLD ALL” will not be voted and will have no effect on the outcome of the election. With respect to any other proposed matter, a properly executed proxy marked “ABSTAIN” will not be voted and will have the same effect as a vote “AGAINST” that matter.

The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted on, the shares will be voted in accordance with the specifications made. Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted, as the case may be, with respect to the item not marked: FOR the election of directors, FOR ratification of the appointment of the designated independent auditors and FOR the approval of the advisory resolution approving the compensation of Conceptus named executive officers as presented in this proxy statement. The Company does not know of other matters to be presented at the Annual Meeting. If any other matters come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. We have engaged MacKenzie, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $9,000, plus the reimbursement of certain out-of-pocket expenses. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Deadline for Receipt of Stockholder Proposals for the 2013 Annual Meeting

Proposals of stockholders that are intended to be presented by such stockholder at the Company’s 2013 annual meeting must generally be received by us no later than December 14, 2012 in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting. Stockholder proposals that are intended to be presented at the 2013 annual meeting but not included in the Company’s proxy materials for that meeting must generally be received by us no earlier than January 22, 2013 and no later than February 21, 2013. For more information, see “Questions and Answers About Procedural Matters—Stockholder Proposals and Director Nominations” above.

Our Mailing Address

Our mailing address is 331 East Evelyn Avenue, Mountain View, California 94041.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is currently comprised of seven directors, divided into three classes. Each class of directors consists of two or three directors, and each class of directors serves for a staggered three-year term or until a successor is elected and qualified.

The Class I directors are Mr. John L. Bishop and Mr. Thomas F. Bonadio, whose current terms will end at the Annual Meeting of Stockholders in 2013. The Class II directors are Mr. D. Keith Grossman, Mr. Paul A. LaViolette and Mr. Peter L. Wilson, whose current terms will end at the Annual Meeting of Stockholders in 2014.

The two current Class III directors standing for re-election at the Annual Meeting are Ms. Kathryn A. Tunstall and Mr. Robert V. Toni. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of Ms. Kathryn A. Tunstall and Mr. Robert V. Toni.

In the event that either such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in their discretion for a substitute nominee. It is expected that both nominees will be able and willing to serve as directors.

There are no family relationships among the Company’s directors or executive officers. The names of the directors, their ages as of April 1, 2012 and certain other information about them are set forth below.

Name	Age	Position with Conceptus	Class	Director Since
Kathryn A. Tunstall	61	Chairman of the Board of Directors	III	1993
D. Keith Grossman	51	President, Chief Executive Officer and Director	II	2011
John L. Bishop (2)(3)	67	Director	I	2009
Thomas F. Bonadio (1)	62	Director	I	2003
Paul A. LaViolette (1)(3)	54	Director	II	2008
Robert V. Toni (1)(2)	71	Director	III	2003
Peter L. Wilson (2)(3)	67	Lead Independent Director	II	2001

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Nominating and Corporate Governance Committee.

NOMINEES FOR ELECTION AS DIRECTORS THROUGH 2015

Class III Directors:

Kathryn A. Tunstall, Chairman of the Board of Directors since January 2000, has served as a member of the Company’s Board of Directors since July 1993 and served as the Company’s President and Chief Executive Officer from July 1993 to December 1999. Prior to joining the Company, from June 1990 until June 1993, Ms. Tunstall served as President of the Edwards Less Invasive Surgery Division of Baxter International, a division engaged in development, manufacturing and marketing of cardiovascular catheters. Prior to her appointment as Division President, Ms. Tunstall served as Vice President of Worldwide Sales and Marketing, having joined the company in November 1986. From 1974 to 1986, Ms. Tunstall held various positions in finance, operations and marketing in two divisions of American Hospital Supply Corporation, including that of Vice President of Marketing of McGaw Laboratories, a pharmaceutical and medical device company. Ms. Tunstall served as a Director and a Compensation Committee Chair of Caliper LifeSciences, a publicly-traded biotechnology company, from February 2004 until it was acquired by PerkinElmer Inc. in November 2011. Ms. Tunstall holds a B.A. degree in Economics from the University of California and has also completed graduate level studies in Business and Healthcare Administration.

Robert V. Toni has served as a member of the Company’s Board of Directors since October 2003. Mr. Toni retired in October 2002 from Closure Medical Corporation, where he held the position of President and Chief Executive Officer and served on the Executive Committee for eight years. Prior to his role at Closure Medical, Mr. Toni was General Manager and Executive Vice President of Marketing and Sales for Iolab Corporation, a division of Johnson and Johnson for five years and held a number of senior positions with CooperVision Cilco, a division of Cooper Labs for seven years, including his last position as Division President. Mr. Toni’s earlier career primarily included financial management positions for several large companies, including V.P. General Manager of Sonometric Division of Rorer Pharmaceuticals, Controller at Sterndent Corporation, AMF Thermatool and Department Head of Cost Accounting for the Chevrolet Division of General Motors, Tarrytown Plant. Mr. Toni holds a B.B.A. degree from Iona College.

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

Class I Directors (terms expire in 2013):

John L. Bishop has served as a member of the Company’s Board of Directors since February 2009. Mr. Bishop has served as Chief Executive Officer and a director of Cepheid, Inc., a molecular diagnostics company, since April 2002. Prior to this, he served as Chief Executive Officer of Vysis Inc., a genomic disease management company from 1996 to March 2002, as President and a Director from 1993 to March 2002 and as Director from 1993 to 2001. From 1991 until November 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, was Chairman and Chief Executive Officer of Source Scientific Systems, a biomedical instrument manufacturing company. He began his career at American Hospital Supply Company in 1968 and held various management positions of increasing responsibility both in the United States and overseas. Mr. Bishop holds a B.S. degree from the University of Miami.

Thomas F. Bonadio has served as a member of the Company’s Board of Directors since September 2003. Mr. Bonadio is the founder and managing partner of The Bonadio Group, an independent provider of accounting, business advisory and financial services. He founded this business in 1978, following seven years with Arthur Andersen & Co. Mr. Bonadio serves as a Director and Audit Committee Chair of Torvec, Inc., a publicly-traded automotive engineering company. Mr. Bonadio is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He holds a B.B.A. degree from St. John Fisher College, and is the past chairman of St. John Fisher College’s Board of Trustees.

Class II Directors (terms expire in 2014):

D. Keith Grossman was appointed as the Company's President and Chief Executive Officer and to the Board of Directors effective December 8, 2011. From September 2007 to December 2011, Mr. Grossman served as a Managing Director at Texas Pacific Group ("TPG"), a private equity firm, where he initiated and led the medical device venture investing effort and also served as a Senior Advisor to the firm's buyout fund from January 2011 to December 2011. Prior to joining TPG, Mr. Grossman spent 23 years in a variety of industry operating roles, including as President and Chief Executive Officer of Thoratec Corporation, a medical device company, from 1996 to 2006. Prior to joining Thoratec Corporation, Mr. Grossman was a Division President of Major Pharmaceuticals, Inc., from 1992 to 1995, at which time it was sold. From 1988 to 1992, Mr. Grossman served as the Vice President of Sales and Marketing for the Calcitek division of Sulzermedica (formerly Intermedics, Inc.). Prior to 1988, Mr. Grossman held various sales and marketing management positions within the McGaw Laboratories Division of American Hospital Supply Corporation. Mr. Grossman serves on the board of directors of Thoratec Corporation and served on the boards of directors of Intuitive Surgical, Inc. from May 2004 to April 2010 and Kyphon, Inc. from April 2007 until it was acquired by Medronic, Inc. in November 2007, as well as numerous private company boards. Mr. Grossman received a BS in life sciences from The Ohio State University and an MBA from Pepperdine University.

Paul A. LaViolette has served as a member of the Company’s Board of Directors since December 2008. Mr. LaViolette is currently a Partner with SV Life Sciences Advisers, LLC. Mr. LaViolette most recently served as Chief Operating Officer of Boston Scientific Corporation until his retirement in June 2008. He joined Boston Scientific in January 1994 and had been Chief Operating Officer since 2004. During his 15-year career at Boston Scientific, Mr. LaViolette ran the International, Endosurgery, Interventional Cardiology and Cardiovascular businesses. Prior to joining Boston Scientific, he spent nine years with C.R. Bard, Inc. and four years with Kendall Company. Mr. LaViolette currently serves on the Board of Directors of Thoratec, Inc., a publicly-traded medical device company, and Trans1, Inc., a publicly-traded medical device company where he served as Lead Independent Director. He also serves as a director for privately-held DJO, Cameron Health, CardioKinetix, CSA Medical, Direct Flow Medical, Inc., DC Devices, Cardiofocus (Chairman), Transenterix (Chairman) and ValenTx, Inc. Mr. LaViolette holds a B.A. degree from Fairfield University and an M.B.A. degree from Boston College.

Peter L. Wilson has served as a member of the Company’s Board of Directors since December 2001 and has served as the Lead Independent Director since November 2002. Mr. Wilson was President and Chief Executive Officer of Patient Education Systems from 1995 to 1998. Between 1992 and 1994, Mr. Wilson was an independent consultant in healthcare business development and marketing. From 1972 to 1992, Mr. Wilson worked for Proctor & Gamble / Richardson Vicks, where he held various positions including President of Richardson Vicks, Vice President/General Manager of Proctor & Gamble Vicks Healthcare, President/General Manager of the Vidal Sassoon Division and President/General Manager of the Personal Care Division. Mr. Wilson serves as Lead Independent Director for publicly-traded ArthroCare Corporation, a medical device company. Mr. Wilson holds a B.A. degree from Princeton University and an M.B.A. degree in Marketing from Columbia University.

Other Public Company Directorships

From January 1, 2006 through the present, the following directors have held directorships with the following public companies, including Conceptus, Inc. as noted in the table below:

	Company	Dates Served on the Board of Directors	Additional Committees	Type of Company

Kathryn A. Tunstall	Conceptus, Inc.	July 1993 - Present	None	Medical Device Company
	Caliper Life Sciences	February 2004 -	Audit Committee	Bio-Technology Company
		November 2011	Compensation Committee

D. Keith Grossman	Conceptus, Inc.	December 2011 -Present	None	Medical Device Company
	Thoratec Corporation	February 1996 - Present	None	Medical Device Company
	Intuitive Surgical Inc.	May 2004 - April 2010	Compensation Committee	Medical Device Company
Audit Committee
	Kyphon, Inc.	April 2007 - November 2007	Compensation Committee	Medical Device Company

John L. Bishop	Conceptus, Inc.	February 2009 - Present	Compensation Committee	Medical Device Company
Nominating and Corporate Governance Committee
	Cepheid, Inc.	April 2002 - Present	None	Molecular Diagnostics Company
	Vysis, Inc.	April 1996 - December 2001	None	Genome Disease Management Company

Thomas F. Bonadio	Conceptus, Inc.	September 2003 - Present	Audit Committee	Medical Device Company
	Torvec, Inc.	January 2011 - Present	Audit Committee	Automotive Engineering Company

Paul A. LaViolette	Conceptus, Inc.	December 2008 - Present	Audit Committee	Medical Device Company
Nominating and Corporate Governance Committee
	Thoratec Corporation	May 2009 - Present	Compensation Committee	Medical Device Company
	Trans1, Inc.	August 2008 - Present	Lead Independent Director	Medical Device Company
Compensation Committee
Nominating and Corporate Governance Committee

Robert V. Toni	Conceptus, Inc.	October 2003 - Present	Audit Committee	Medical Device Company
Compensation Committee
	Closure Medical Corporation	September 1996 - October 2002	Executive Committee	Medical Device Company

Peter L. Wilson	Conceptus, Inc.	December 2001 - Present	Compensation Committee	Medical Device Company
Nominating and Corporate Governance Committee
	ArthroCare Corporation	June 2001 - Present	Lead Independent Director	Medical Device Company
Compensation Committee
Corporate Governance Committee
	KeraVision, Inc.	April 1998 - March 2001	Marketing Committee	Vision Correction Company
Executive Committee
Compensation Committee

Qualification to Serve as Director

The Nominating and Governance Committee has determined that each of the nominees and continuing directors is qualified to continue to serve as a director of the Company. The reasons for these determinations are as follows:

Ms. Tunstall has substantial management, operational and entrepreneurial experience as the founder and Chief Executive Officer of the Company for six years, during which time the Company consummated its initial public offering, and she has served as Chairman of the Board for 12 years. She has also derived substantial operational, marketing and international experience as President and other worldwide leadership roles in medical device and life sciences companies and as a director for public and private companies focused on women’s health.

Mr. Grossman was appointed the Company’s Chief Executive Officer and a Director in December 2011. Mr. Grossman has extensive medical technology industry leadership and operating experience, including ten years as the Chief Executive Officer of Thoratec Corporation, a medical devices company, sales and marketing experience in medical device companies, as well as significant experience analyzing medical device and life sciences businesses in his role as a managing director of a private equity firm, and as a director both currently and in the past on public and private medical technology company boards of directors.

Mr. Bishop has substantial management, operational and entrepreneurial experience as Chief Executive Officer or President of molecular diagnostic, disease management, biotechnology and biomedical instrument companies for 28 years, including public company experience, and has also served as director for 18 years.

Mr. Bonadio has substantial management experience and financial expertise as founder and managing partner of an accounting and financial services business and as a certified public accountant with Arthur Andersen & Co, as well as public company and audit committee experience and is a qualified financial expert under relevant rules of the Securities and Exchange Commission (the “Commission”) and the Nasdaq Stock Market (“NASDAQ”) governing independent directors and audit committees.

Mr. LaViolette has substantial private investment, management and operational experience derived from his four years as Chief Operating Officer and 16 years as manager of several medical product businesses of a major medical device company, as a partner in a venture capital firm and a director and committee member of three public companies in addition to numerous private life sciences companies.

Mr. Toni has substantial management and operational experience and financial expertise with nine years as Chief Executive Officer and a director of a pubic medical products company and 13 years as general manager responsible for sales and marketing for two medical companies, in addition to previous financial and management positions for large global companies.

Mr. Wilson has substantial management and marketing experience for consumer products derived from his over 24 years as President and general manager for several divisions of major global consumer products companies and 13 years as a director of public medical device companies and private companies.

Board Responsibilities and Risk Oversight

The Board’s primary responsibility is to seek to maximize long-term enterprise value. The Board selects senior management of the Company, monitors the performance of management and the Company and provides advice and counsel to management. Among other things, the Board at least annually reviews the Company’s long-term strategy, longer-term business plan and an annual budget for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, external auditors and outside advisors. The Board carries out its role in the oversight of risk directly and through Board committees. The Board’s direct role includes the consideration of risk in the strategic and operating plans that are presented to the Board by management. It also includes the regular receipt and discussion of reports from Board committees and the periodic receipt and discussion of reports from Company’s outside counsel, from the Company’s Chief Financial Officer, the Company’s General Counsel and Chief Compliance Officer, from other members of management and from outside financial advisors.

With respect to the Board’s role in risk oversight of the Company, in accordance with its Risk Management Policy, the Board of Directors annually assesses the Company’s risk exposures and risk management of various parts of the business, including appropriate controls, guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them both at an annual presentation to the Board of Directors by management. Board committees carry out the Board oversight of risk as follows:

•

The Audit Committee oversees the Company’s financial reporting process, legal and regulatory compliance, performance of the independent auditor, financial and disclosure controls and adherence to the Company’s Code of Business Conduct and Ethics, and makes determinations regarding any significant transactions with affiliates under the Company’s polices relating to related party transactions.

•

The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates significant risks that are likely to have a material adverse effect on the Company.

•

The Nominating and Governance Committee reviews and considers the adequacy of the Company’s governance structures and reviews and makes determinations regarding the adequacy of director qualifications, including independence, and executive management succession planning.

The Board has also addressed risk through the adoption of corporate policies that includes a Code of Business Conduct and Ethics that is designed to ensure that directors, officers and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose a risk to the Company.

Board Leadership

The Company is focused on its corporate governance practice and values independent board oversight as an essential component of strong corporate performance to enhance enterprise value. The Board of Directors’ commitment to independent oversight is demonstrated by the fact that all of the directors, except the Chairman and the Chief Executive Officer, are independent. In addition, all of the members of the Board’s committees are independent. The Board of Directors acts independently of management and regularly holds independent director sessions of the Board without management present. It is the policy of the Board that the functions of the positions of Chief Executive Officer and Chairman be held by separate individuals. Moreover, while the Chairman of the Board is the Company’s former founder and former Chief Executive Officer, in accordance with such policy, the Board has appointed a Lead Independent Director, whose responsibilities include (i) serving as the Chairman of the Nominating and Corporate Governance Committee, (ii) coordinating the agenda of regularly scheduled Board meetings with the Chairman of the Board and the Chief Executive Officer, (iii) meeting with the Chairman of the Compensation Committee, the Chairman of the Board and the Chief Executive Officer to convey the results of the Chief Executive Officer’s annual performance evaluations, (iv) coordinating the activities of the independent directors, (v) coordinating the agenda for and chairing sessions of the independent directors and (vi) facilitating communications between the independent directors and the other members of the Board and the management of the Company. The Board of Directors believes this division of responsibilities is effective and in the best interests of the Company’s stockholders as it enhances the independence of the Board’s oversight while ensuring a high level of insight into the Company’s operations and strategies.

Board Independence

As required under the NASDAQ listing standards, a majority of the members of a listed Company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with Conceptus’ legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each Director, or any of his or her family members, and Conceptus, its officers and its independent registered public accounting firm, the Board has determined that all of Conceptus’ directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Grossman, Conceptus’ President and Chief Executive Officer, and Ms. Tunstall, Conceptus’ Chairman of the Board.

Board Meetings and Committees

Although the Company does not have a formal policy regarding attendance by members of the Board at its Annual Meeting of Stockholders, the Company encourages directors to attend and historically many of them have done so. All directors attended the annual stockholder meeting in May 2011 by telephone or in person.

During 2011, the Board of Directors held a total of fifteen meetings, either in-person or via teleconference. The independent directors met separately without non-independent directors at all regularly scheduled in-person board meetings.

The Board of Directors has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors will form ad hoc committees as necessary for a specific purpose. The Board has adopted a charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

During 2011, each director attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served during the applicable time period.

Audit Committee

The Audit Committee of the Board of Directors currently consists of three independent directors, Messrs. Bonadio, LaViolette and Toni. Mr. Bonadio serves as the Chairman of the Audit Committee. During the last fiscal year, the Audit Committee held ten meetings. The primary responsibility of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of the financial statements of the Company. The Audit Committee operates under a written charter, a copy of which can be found in the “About Us” section of the Company’s website at www.conceptus.com.

The Board of Directors has determined that each member of the Audit Committee satisfies the independence and experience requirements of NASDAQ and Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has further determined that Mr. Bonadio is an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

Compensation Committee

The Compensation Committee of the Board of Directors currently consists of three independent directors, Messrs. Bishop, Toni and Wilson. Mr. Toni serves as the Chairman of the Compensation Committee. During the last fiscal year, the Compensation Committee held nine meetings. The Compensation Committee administers the Company’s incentive compensation and benefits plans (including stock plans) and, in conjunction with the Board of Directors, establishes salaries, incentives and other forms of compensation for directors, officers and certain other employees. The Compensation Committee operates under a written charter, a copy of which can be found in the “About Us” section of the Company’s website at www.conceptus.com.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Committee, except that it shall not delegate certain of its responsibilities relating to executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “outside directors.”

The Board of Directors has determined that all of the members of the Compensation Committee meet the independence requirements of NASDAQ, the Exchange Act and the Code.

Compensation Committee Interlocks and Insider Participation

There are and were no interlocking relationships between the Board of Directors or the Compensation Committee and the Board of Directors or Compensation Committee of any other company in 2011, nor has any such interlocking relationship existed in the past. None of the members of the Compensation Committee is or has at any time during the past fiscal year been an officer or employee of the Company, was formerly an officer of the Company, or has engaged in certain related transactions with the Company, as required to be disclosed by the Commission’s rules and regulations.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is currently composed of three independent directors, Messrs. Bishop, LaViolette and Wilson. Mr. Wilson serves as the Committee’s Chair. The Nominating and Corporate Governance Committee establishes qualification standards for membership on the Board of Directors, identifies qualified individuals for membership on the Board of Directors and considers and recommends director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. The Nominating and Corporate Governance Committee is also responsible for Chief Executive Officer’s succession planning, which it reviews annually. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which can be found in the “About Us” section of the Company’s website at www.conceptus.com.

During 2011, the Nominating and Corporate Governance Committee held two meetings. The Company’s policy is for the Nominating and Corporate Governance Committee to consider stockholder recommendations for director nominee(s) that are submitted in accordance with the Company’s bylaws. The provisions of the Company’s bylaws relevant to stockholder submission of director nominee(s) are described in greater detail below. To date, the Company has not received any recommendations from stockholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among other things, the following factors:

•	the appropriate size of the Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the skills, experience and reputation of the potential nominee in relation to the capabilities already present on the Board of Directors;

•	the judgment and perspective developed through business experiences and/or educational endeavors;

•	the candidate’s ability to work with other members of the Board of Directors and management to further the Company’s goals and increase stockholder value; and

•	the ability to devote a sufficient amount of time to carry out the duties and responsibilities as a director.

The objective of the Nominating and Corporate Governance Committee is to structure a Board of Directors that brings to the Company a diversity of skills and perspectives developed through high-quality business and professional experience. In considering whether to recommend a prospective nominee for selection by the Board, including candidates recommended by stockholders, the Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. However, the Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Corporate Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and the stockholders.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue to serve. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining new perspectives. If any member of the Board of Directors does not wish to continue in service, or if the Nominating and Corporate Governance Committee decides not to nominate a member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee as outlined above. To date, the Company has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right to do so in the future if necessary.

Stockholders may send any recommendations for director nominees to the Board of Directors or any individual director c/o Peter Wilson, Lead Independent Director, Conceptus, Inc., 331 East Evelyn Avenue, Mountain View, California 94041. Director nominees properly recommended by stockholders are evaluated by the Nominating and Corporate Governance Committee using the same criteria as other candidates.

As required under the Company’s bylaws, any stockholder recommendation for director nominee(s) should include:

•	the candidate’s name, age and addresses;

•	the number of Common Stock beneficially owned by the candidate (if any);

•	any information about any “Disclosable Interests” (as defined in the Company’s bylaws);

•

any other information relating to such nominee(s) that is required to be disclosed under the Exchange Act, including, without limitation, the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder nominating such candidate, on the one hand, and the proposed candidate(s) or his or her respective affiliates and associates, on the other hand;

•	a questionnaire completed by the candidate(s), which questionnaire will be provided upon written request to the Company’s secretary; and

•

any other information as may reasonably be required by the Company to determine the eligibility of such candidate(s) to serve as an independent director of the Company in accordance with the Company’s Corporate Governance Guidelines.

In addition, any such stockholder recommendation for director nominee(s) should (a) include (i) the stockholder’s name and address, including, if applicable, the name and address as they appear on the books of the Company, (ii) the number of shares of Common Stock beneficially owned by the stockholder and (iii) information about any other “Disclosable Interests” as defined in the Company’s bylaws; and (b) comply with all applicable requirements of the Exchange Act with respect to such nominations. To be considered timely and properly brought before an annual meeting of stockholders, any such stockholder recommendation for director nominee(s) must be delivered to the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no later than the 90th day prior to such annual meeting, or, if later, the tenth day following the day on which public disclosure of the date of the annual meeting was first made. For any such timely and properly brought stockholder recommendation for director nominee(s) to be included in the proxy statement and form of proxy for an annual meeting of stockholders, the stockholder must provide notice as required by the Exchange Act. For more information, please refer to “Deadline for Receipt of Stockholder Proposals for the 2013 Annual Meeting” on page 8 of this proxy statement.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors or any individual director by writing to the Board of Directors, c/o Peter Wilson, Lead Independent Director, Conceptus, Inc., 331 East Evelyn Avenue, Mountain View, California 94041. All communications received will be reported to the Board of Directors or the individual directors, as appropriate.

Code of Business Conduct and Ethics

The Board of Directors has adopted a formal Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and directors. The Company’s Code of Business Conduct and Ethics can be found in the “About Us” section of the Company’s website at www.conceptus.com.

Director Compensation

The Company’s directors play a critical role in guiding the strategic direction and overseeing the management of the Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director require that the Company provide adequate compensation commensurate with the directors’ workload and opportunity costs. The Company’s outside directors are compensated based upon their respective levels of participation and responsibilities, including chairmanship on various committees. Outside directors receive a combination of annual cash retainers and equity grants in amounts that correlate to the responsibilities of each director in his or her service to the Company. In addition to this compensation, members of the Company’s Board of Directors are also eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings and related activities, in accordance with the Company’s policy. The Company’s Board of Directors and Compensation and Nominating and Corporate Governance Committees periodically review compensation for outside directors.

The following table describes the Company’s cash compensation practices for outside directors during 2011.

Paid in 2011
ANNUAL RETAINER
Board Members	$55,000
ADDITIONAL ANNUAL RETAINER
Lead Director (as Nominating and Corporate Governance Committee Chair)	$35,000
Audit Committee Chair	$30,000
Compensation Committee Chair	$20,000

The Annual Retainer was paid quarterly in 2011. For 2011, Kathryn Tunstall, the Chairman of the Company’s Board of Directors, was paid as an employee, in lieu of the above described cash payments, an annual salary of $170,000, which was paid pursuant to the Company’s normal payroll. In December 2011, the Board of Directors approved an increase in Ms. Tunstall’s salary for a limited time from the period of August 2011 to December 2011, to $250,000, specifically due to her significant involvement in the Company’s search for and hiring of a new Chief Executive Officer. Ms. Tunstall’s salary starting January  1, 2012 was $175,000.

Automatic Equity Grants

Amended and Restated Independent Director Equity Compensation Policy. The Amended and Restated Independent Director Equity Compensation Policy (effective January 1, 2008 and last amended in December 2010) provides for automatic grants to (i) each non-employee director on the date when initially elected to the Board as a non-employee director, or on the date on which he or she first becomes a non-employee director, an award of RSUs (“Initial RSUs”) with respect to that number of shares of Common Stock equal to $200,000 divided by the closing trading price of Common Stock on the date of grant and (ii) each continuing outside director an award of RSUs (“Subsequent RSUs”) with respect to shares of Common Stock equal to $110,000 divided by the closing trading price of the Common Stock on the date of grant. The Subsequent RSUs are granted on the date of each annual meeting of stockholders immediately following which the director is serving on the Company’s Board of Directors. A Director must have served on the Company’s Board of Directors for at least six (6) months prior to the date of such annual meeting to receive a Subsequent RSU grant. The Initial RSUs vest with respect to 1/5th on each of the first five anniversaries following the date of grant. The Subsequent RSUs vest with respect to  1/2 on each of the first two anniversaries following the date of grant. The shares subject to Initial RSUs and Subsequent RSUs are not issued to directors until the date they cease serving on the Company’s Board of Directors. All awards granted to non-employee Directors are subject to accelerated vesting upon a change in control.

RSU Grants to Kathryn Tunstall. Kathryn Tunstall, the Chairman of the Board of Directors, does not receive grants under the Amended and Restated Independent Director Equity Compensation Policy. Instead, the Board of Directors grants RSUs to Ms. Tunstall in its discretion, from time to time, generally in an equivalent amount as made to the independent directors. In May 2011, the Board of Directors granted Ms. Tunstall 9,023 RSUs, which vest with respect to 4,511 RSUs on May 25, 2012 and 4,512 RSUs on May 25, 2013, in each case, subject to Ms. Tunstall’s continued service to the Company. The number of RSUs granted to Ms. Tunstall is the same number of RSUs that would have been granted to Ms. Tunstall had she been eligible for a Subsequent RSU grant.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid to the Company’s directors who are not named executive officers for the year ended December 31, 2011. Except for the amounts shown on this table, no other compensation was provided to the directors during 2011.

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Kathryn A. Tunstall (1)	$197,492	$109,990	$307,482
John L. Bishop	55,000	109,990	164,990
Thomas F. Bonadio	85,000	109,990	194,990
Paul A. Laviolette	55,000	109,990	164,990
Robert V. Toni	75,000	109,990	184,990
Peter L. Wilson	90,000	109,990	199,990

(1)	As an employee of the Company, Ms. Tunstall is also party to a change of control agreement with the Company, which is discussed below under the heading “Termination-Based Compensation” on page 44.
(2)

Amount represents the grant date fair value of RSUs and SARs granted during 2011 as calculated in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation.

The following table shows aggregate total number of SARs outstanding and unvested RSUs for each director as of December 31, 2011:

	Options and SARs	RSUs
Name	Total Number of Shares	Shares Unvested
Kathryn A. Tunstall	119,436	12,235
John L. Bishop	—	26,928
Thomas F. Bonadio	116,536	12,235
Paul A. LaViolette	—	20,119
Robert V. Toni	111,696	12,235
Peter L. Wilson	123,296	12,235

Required Vote

If a quorum is present and voting, the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected as directors. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Abstentions, withheld votes, and broker non-votes will not affect the election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MS. TUNSTALL AND MR. TONI AS THE CLASS III DIRECTORS OF THE COMPANY.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee and subject to stockholder ratification, the Board of Directors has retained PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. In recommending to the Board of Directors that PricewaterhouseCoopers LLP be retained as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence and concluded that it was.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Required Vote

The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the Annual Meeting (in person or by proxy) and entitled to vote.

Recommendation of the Board of Directors

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services related to the years ended December 31, 2011 and 2010:

Description of services	2011 Fees	2010 Fees
Audit fees (1)	$937,934	$810,363
Audit related fees (2)	231,404	5,451
Tax fees (3)	84,149	—
All other fees (4)	1,800	1,500

	$1,255,287	$817,314

(1)

Audit Fees: represents the aggregate fees billed or to be billed for services performed to comply with generally accepted auditing standards. In addition to the audit and review of financial statements, it includes fees in connection with statutory and regulatory filings such as comfort letters, attest services, consents and assistance with and review of documents filed with the Commission. For the years ended December 31, 2011 and 2010, audit fees were for services related to the audit of the Company’s annual financial statements, the audit of its internal controls over financial reporting, the review of its quarterly financial statements and the review of the associated filings. For the year ended December 31, 2011, audit fees included the Company’s Registration Statements on Form S-8, which were filed with the Commission on April 15, 2011 and December 27, 2011. All such services were pre-approved by the Audit Committee.

(2)

Audit Related Fees: represents the aggregate fees billed or to be billed for assurance services that are traditionally performed by the independent registered public accounting firm. These services include advisory services. For the year ended December 31, 2011, the audit related fees included consultation services related to the acquisition of certain intangible assets in October 2011 and consultation services related to the exchange of a portion of the 2027 Notes for 2031 Notes in December 2011 and the redemption of the remaining 2027 Notes in January 2012. All such services were pre-approved by the Audit Committee.

(3)

Tax Fees: represents the aggregate fees billed or to be billed for tax compliance matters. For the year ended December 31, 2011, tax fees included consultation services related to a transfer pricing study for international operations. No such service was provided during 2010. All such services were pre-approved by the Audit Committee.

(4)

All Other Fees: represents the Company’s user fees related to an online software tool provided by its independent registered public accounting firm. All such services were pre-approved by the Audit Committee.

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee may elect to delegate pre-approval authority to one or more designated Audit Committee members in accordance with its charter. Audit Committee approval is required to exceed the budgeted amount for a particular service. The Audit Committee considers whether such audit or non-audit services are consistent with the Commission’s rules on auditor independence.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors (the “Audit Committee”) currently consists of three independent directors, Messrs. Bonadio, LaViolette and Toni. Mr. Bonadio serves as the Chairman of the Audit Committee. Each Audit Committee member is “independent” under the Nasdaq Stock Market (“NASDAQ”) Listing Rules. Upon the recommendation of the Audit Committee and in compliance with the NASDAQ Listing Rules, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings and the responsibilities of the Audit Committee.

Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee’s primary responsibility is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the requirements of Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Volume 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.) In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence. The Committee has approved the audit fees of the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent registered public accounting firm from performing specified services that might impair its independence, as well as compliance with the Company’s policies. The Audit Committee has discussed with the independent registered public accounting firm its evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent registered public accounting firm in accordance with regulations promulgated by the Securities and Exchange Commission. The Audit Committee membership complies with the requirements of NASDAQ with respect to independence, financial literacy and financial management expertise. The Audit Committee has concluded that the independent registered public accounting firm is in fact independent of the Company.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope of and plans for its audit. The Committee has met with the independent registered public accounting firm, separately and together, with and without management present; to discuss the Company’s financial reporting processes and internal controls.

In reliance on the reviews and discussions referred to above, and without other independent verification, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted on April 13, 2012 by the members of the Audit Committee of the Company’s Board of Directors.

The Audit Committee,

Thomas F. Bonadio, Chair

Paul A. LaViolette

Robert V. Toni

PROPOSAL NO. 3

TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Exchange Act, which requires that we provide our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Accordingly, we ask stockholders to vote to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and the accompanying narrative discussion included in this proxy statement, is hereby APPROVED.”

This vote is advisory, which means that the vote to approve executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Commission.

The Board of Directors has adopted a policy providing for an annual advisory vote to approve executive compensation. Unless the Board of Directors modifies its policy on the frequency of such votes, the next advisory vote to approve executive compensation will be held at the 2013 Annual Meeting.

Required Vote

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Common Stock as of March 30, 2012 as to (i) each person who is known to the Company to beneficially own more than five percent of the Company’s Common Stock, (ii) each of the Company’s directors and director nominees, (iii) each of the Company’s executive officers named in the Summary Compensation Table (the “named executive officers”) on page 46 and (iv) all directors and executive officers as a group. The address of each director, director nominee and named executive officer is c/o Conceptus, Inc., 331 East Evelyn Avenue, Mountain View, California 94041.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent (2)
FMR LLC. (3)	4,684,261	14.94%
82 Devonshire Street
Boston, MA 02109

PRIMECAP Management Company (4)	4,653,178	14.84%
225 South Lake Ave., #400
Pasadena, CA 91101

Federated Investors, Inc. (5)	3,585,704	11.43%
1001 Liberty Avenue
Pittsburgh, PA 15222-3779

T. Rowe Price Associates, Inc. (6)	2,763,365	8.81%
100 E. Pratt Street
Baltimore, MD 21202

Camber Capital Management LLC. (7)	1,951,727	6.22%
101 Huntington Avenue Suite 2250
Boston, MA 02199-8089

James E. Fynn and Entities associated with Deerfield Capital L.P. (8)	1,653,521	5.27%
780 Third Avenue, 37th Floor
New York, NY 10017

BlackRock Inc. (9)	1,864,788	5.95%
40 East 52nd Street
New York, NY 10022

Kathryn A. Tunstall	262,864	*
D. Keith Grossman (10)	—	—
John L. Bishop	16,419	*
Thomas F. Bonadio	146,231	*
Paul A. LaViolette	19,551	*
Robert V. Toni	179,591	*
Peter L. Wilson	150,191	*
Julie A. Brooks	100,423	*
Ulric Cote, III	468,112	1.47%
Gregory E. Lichtwardt	498,459	1.57%
Feridun Ozdil (11)	29,831	*
Samuel R. Trujillo (12)	41,666	*
All directors and executive officers as a group (13 persons)	1,913,338	5.80%
Mark Sieckarek (13)	1,554,087	4.73%

*	Less than 1%.

(1)

Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as beneficially owned by them.

(2)

Percentage of ownership is based on 31,358,235 shares of Common Stock outstanding on March 30, 2012. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to equity awards that are exercisable within 60 days of March 30, 2012. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)

On February 14, 2012, FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, reported in a Schedule 13G/A filed with the Commission that as of December 31, 2011, each of FMR LLC and Edward C. Johnson 3d is the beneficial owner of 4,684,261 shares. According to the Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 3,570,399 shares as a result of acting as an investment advisor to various investment companies. Each of FMR LLC and Edward D. Johnson 3d has sole dispositive power with respect to such 3,570,399 shares and no voting power with respect to such shares. Voting power with respect to these shares resides with the Board of Trustees of Fidelity. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 39,320 shares. Each of FMR LLC and Edward D. Johnson 3d has sole voting and dispositive power with respect to such 39,320 shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 1,074,542 shares as a result of its serving as an investment advisor to institutional accounts. Each of Edward C. Johnson 3d and FMR has sole voting and dispositive powers with respect to such 1,074,542 shares. Fidelity’s registered address is 82 Devonshire Street, Boston, Massachusetts 02109. Each of PGALLC’s and PGATC’s registered address is 900 Salem Street, Smithfield, Rhode Island 02917.

(4)

On February 13, 2012, PRIMECAP Management Company reported in a Schedule 13G/A filed with the Commission that as of December 31, 2011, PRIMECAP Management Company is the beneficial owner of 4,653,178 shares, with sole voting power with respect to 3,923,478 shares and sole dispositive power with respect to 4,653,178 shares.

(5)

On February 9, 2012, Federated Investors, Inc. (“Federated Investors”), reported in a Schedule 13G/A filed with the Commission that as of December 31, 2011, each of Federated Investors, Inc. and Voting Shares Irrevocable Trust (the “Trust”) has sole voting and dispositive power with respect to 3,585,704 shares and each of John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue (collectively, the “Trustees”) has shared voting and dispositive power with respect to 3,585,704 shares. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own the shares. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors. All of Federated Investors’ outstanding voting stock is held in the Trust for which the Trustees act as trustees. The Trustees have collective voting control that they exercise over Federated Investors. Federated Investors, the Trust and each of the Trustees expressly disclaim beneficial ownership of the such securities.

(6)

On February 13, 2012, T. Rowe Price Associates, Inc. (“Price Associates”) reported in a Schedule 13G/A filed with the Commission that as of December 31, 2011, Price Associates is the beneficial owner of 2,763,365 shares, which are owned by various individual and institutional investors including T. Rowe Price New Horizons Fund, Inc. (which owns 1,461,900 shares), which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates expressly disclaims beneficial ownership of such securities.

(7)

On September 22, 2011, Camber Capital Management LLC (“Camber”) and Stephen DuBois, a managing member of Camber, reported in a Schedule 13D filed with the Commission that as of September 14, 2011, each of Camber and Mr. DuBois has shared voting and dispositive power with respect to 1,951,727 shares.

(8)

On February 14, 2012, Deerfield Capital L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund, L.P., Deerfield PDI Financing, L.P., Deerfield Management Company, L.P., Deerfield International Limited, Deerfield Special Situations Fund International Limited and James E. Flynn reported in a Schedule 13G/A filed with the Commission that as of December 31, 2011, Deerfield Capital, L.P. has shared voting and dispositive power with respect to 716,245 shares, Deerfield Partners, L.P. has shared voting and dispositive power with respect to 700,672 shares, Deerfield Special Situations Fund, L.P. has shared voting and dispositive power with respect to 304 shares, Deerfield Private Design

Fund, L.P. has shared voting and dispositive power with respect to 5,840 shares, Deerfield PDI Financing, L.P. has shared voting and dispositive power with respec to 9,429 shares, Deerfield Management Company, L.P. has shared voting and dispositive powerwith respect to 937,276 shares, Deerfield International Limited has shared voting and dispositive power with respect to 936,425 shares, Deerfield Special Situations Fund International Limited has shared voting and dispositive power with respect to 851 shares and Mr. Flynn has shared voting and dispositive power with respect to 1,653,521 shares. The shares consist of 54,285 shares of common stock, 646,387 shares of common stock issuable upon the conversion, subject to certain conditions, of convertible senior notes held by Deerfield Partners, L.P., 304 shares of common stock issuable upon the conversion, subject to certain conditions, of convertible senior notes held by Deerfield Special Situations Fund, L.P., 5,840 shares of common stock issuable upon the conversion, subject to certain conditions, of convertible senior notes held by Deerfield Private Design Fund, L.P., 9,429 shares of common stock issuable upon the conversion, subject to certain conditions, of convertible senior notes held by Deerfield PDI Financing, L.P., 72,547 shares of common stock and 863,878 shares of common stock issuable upon the conversion, subject to certain conditions, of convertible senior notes held by Deerfield International Limited and 851 shares of common stock issuable upon the conversion, subject to certain conditions, of convertible senior notes held by Deerfield Special Situations International Limited.

(9)	On February 13, 2012, BlackRock Inc. reported in a Schedule 13G/A filed with the Commission that as of December 30, 2011, BlackRock Inc. is the beneficial owner of 1,864,788 shares.
(10)	Mr. Grossman commenced employment as President and Chief Executive Officer of the Company on December 8, 2011.
(11)	Dr. Ozdil commenced employment as Executive Vice President, Research and Development on June 27, 2011.
(12)	Mr. Trujillo commenced employment as Executive Vice President of Marketing on January 4, 2011.
(13)	Mr. Sieczkarek resigned as President and Chief Executive Officer and from the Board of Directors of the Company on December 7, 2011.

The following table sets forth the nature of the beneficial ownership of shares for each of our directors and named executive officers, and all directors and executive officers as a group:

	Beneficial Ownership of Common Stock As Of March 30, 2012
Name	Common Shares Owned		Phantom Stock	RSUs Vesting w/in 60 days	Options and SARs Exercisable w/in 60 days	Total	Percentages
Kathryn A. Tunstall	138,916		—	4,512	119,436	262,864	*
D. Keith Grossman (a)	—		—	—	—	—	—
John L. Bishop	11,907		—	4,512	—	16,419	*
Thomas F. Bonadio	25,183	(b)	—	4,512	116,536	146,231	*
Paul A. LaViolette	15,039		—	4,512	—	19,551	*
Robert V. Toni	63,383		—	4,512	111,696	179,591	*
Peter L. Wilson	19,862	(c)	2,521	4,512	123,296	150,191	*
Julie A. Brooks	3,653		—	—	96,770	100,423	*
Ulric Cote, III	3,764		—	—	464,348	468,112	1.47%
Gregory E. Lichtwardt	27,338		—	—	471,121	498,459	1.57%
Feridun Ozdil (d)	1,186		—	—	28,645	29,831	*
Samuel R. Trujillo (e)	—		—	—	41,666	41,666	*
All directors and executive officers as a group (13 persons)	310,231		2,521	27,072	1,573,514	1,913,338	5.80%
Mark Sieckarek (f)	57,030	(g)	—	—	1,497,057	1,554,087	4.73%

(a)	Mr. Grossman commenced employment as President and Chief Executive Officer with the Company on December 8, 2011.

(b)	Includes 1,900 shares which are owned by Bonadio & Co., LLP, of which Mr. Bonadio is Managing Partner and Chief Executive Officer.
(c)	Includes 1,500 shares for which voting and investment power are shared.
(d)	Dr. Ozdil commenced employment as Executive Vice President, Research and Development on June 27, 2011.
(e)	Mr. Trujillo commenced employment as Executive Vice President, Marketing on January 4, 2011.
(f)	Mr. Sieczkarek resigned as President and Chief Executive Officer and from the Board of Directors of the Company on December 7, 2011.
(g)	Includes 7,500 shares for which voting and investment power are shared.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers and their ages as of April 1, 2012 are as follows:

Name	Age	Position
D. Keith Grossman	51	President, Chief Executive Officer and Director
Julie A. Brooks	66	Executive Vice President, General Counsel, Secretary and Chief Compliance Officer
Lori M. Ciano	49	Executive Vice President, Human Resources
Ulric Cote, III	44	Executive Vice President, Global Sales and Business Development
Gregory E. Lichtwardt	57	Executive Vice President, Operations and Chief Financial Officer
Feridun Ozdil	48	Executive Vice President, Research & Development
Samuel R. Trujillo	54	Executive Vice President, Marketing

D. Keith Grossman was appointed as the Company's President and Chief Executive Officer and to the Board of Directors effective December 8, 2011. Previously, Mr. Grossman served as a Managing Director at Texas Pacific Group ("TPG"), a private equity firm, where he initiated and led the medical device venture investing effort, and also served as a Senior Advisor to the firm's buyout fund. Prior to joining TPG in 2007, Mr. Grossman spent 23 years in a variety of industry operating roles, including as President and Chief Executive Officer of Thoratec Corporation, a medical device company, from 1996 to 2006. Prior to joining Thoratec Corporation, Mr. Grossman was a Division President of Major Pharmaceuticals, Inc., from 1992 to 1995, at which time it was sold. From 1988 to 1992, Mr. Grossman served as the Vice President of Sales and Marketing for the Calcitek division of Sulzermedica (formerly Intermedics, Inc.). Prior to 1988, Mr. Grossman held various sales and marketing management positions within the McGaw Laboratories Division of American Hospital Supply Corporation. Mr. Grossman serves on the boards of directors of Thoratec Corporation and previously served on the boards of directors of Intuitive Surgical, Inc. and Kyphon, Inc. Mr. Grossman received a BS in life sciences from The Ohio State University and an MBA from Pepperdine University.

Ms. Brooks joined Conceptus as Vice President, General Counsel and Corporate Secretary in November 2009 and was promoted to Executive Vice President, General Counsel, Secretary and Chief Compliance Officer in February 2010. Prior to joining Conceptus, Ms. Brooks was Senior Vice President and General Counsel for Perlegen Sciences, Inc., a biotechnology company developing genetic-based diagnostic tests, from November 2007 to November 2009. Previously, Ms. Brooks served as General Counsel for several medical device and life sciences companies, including Free & Clear, Inc., a healthcare company providing tobacco cessation services for company benefits programs, from 2006 to 2007, Access Health, Inc. a healthcare services company providing utilization management, from 1996 to 1999 and Westmark International, Inc. a diagnostic ultrasound and patient monitoring systems company (formerly part of Squibb), from 1986 to 1992, and for eCommerce companies including GiftCetificates.com, Inc. from 2002 to 2006 and eCharge, Inc. from 2000 to 2001. She previously was a director and compensation committee chair of Endosonics, Inc., a public intravascular ultrasound company. Brooks earned a J.D. degree from Santa Clara University, a Masters of Law in Taxation from Georgetown University, and an M.B.A. degree from the University of Washington, where she also earned B.A. degrees in Comparative Literature and in English Literature.

Ms. Ciano joined Conceptus as Executive Vice President, Human Resources in March 2012. From November 2011 to March 2012, Ms. Ciano was principal of a consulting company, Ciano Associates, which provided executive coaching services for several technology companies. Previously, she was Senior Vice President, Human Resources for Affymetrix Inc., a gene chip company, from 2006 to June 2010. Prior to Affymetrix, from 2003 to 2006 she was Vice President, Human Resources at Novellus Systems, Inc., where she was Senior Director, Customer Satisfaction from 2000 to 2003. Ms. Ciano also worked for Varian Associates from 1980 to 2000 in various management positions. Ms. Ciano earned a Masters degree in Psychology from JFK University, an M.B.A. degree from Santa Clara University and a B.S. in Marketing from San Jose State University.

Mr. Cote joined Conceptus as Vice President of Sales in April 2004. He currently serves Conceptus as the Executive Vice President of Global Sales and Business Development. From 2003 to 2004, Mr. Cote was Senior Director of Sales, Gynecology Division at American Medical Systems. From 2000 to 2001, he served as President and Chief Executive Officer of Collagenesis, a developer and marketer of products derived from reengineered and processed human tissue. Prior to Collagenesis, from 1996 to 2000 Mr. Cote was Director of Sales and Marketing for Influence, a medical device company developing a treatment for incontinence, and from 1990 to 1996 he held various sales positions at Indigo Medical and Osbon Medical Systems. He earned a B.S. degree in Business Administration from California State University at Sacramento.

Mr. Lichtwardt joined Conceptus as Executive Vice President, Treasurer and Chief Financial Officer in November 2003 and was promoted to Executive Vice President, Operations, and Chief Financial Officer in April 2008. From 2000 to 2002, he was Executive Vice President, Finance, Chief Financial Officer and Corporate Secretary of Innoventry, Inc., a financial services company. From 1993 to 2000, Mr. Lichtwardt was Vice President, Finance, Chief Financial Officer and Treasurer of Ocular Sciences, Inc., a worldwide developer and marketer of soft contact lenses. Prior to his employment with Ocular Sciences, Mr. Lichtwardt, from 1989 to 1993, held senior management positions in various divisions of Allergan Inc. Mr. Lichtwardt currently serves on the board of directors of Biolase Technology, Inc., a public medical and dental laser products company, where he also participates on the Audit, Compensation and Quality Compliance Committees. In addition to these positions, Mr. Lichtwardt has held various financial positions at AST Research, Inc. and at divisions of American Hospital Supply Corporation. He earned a B.B.A. degree from the University of Michigan and an M.B.A. degree from Michigan State University.

Dr. Ozdil joined Conceptus as Executive Vice President of Research and Development in June 2011. Previously Dr. Ozdil was Senior Vice President of Research and Development at Nanovasc, Inc., a VC-backed private medical device start-up company, from April 2010 to June 2011. From July 2009 to Feb 2010, he was Senior Vice President of Research and Development and Manufacturing operations, and Chief Scientific Officer for Angioscore, Inc., a VC-backed, private medical device company, where he was Vice President of Research and Development and Chief Scientific Officer from October 2006 to July 2009. Previously, Dr. Ozdil held several management positions at Medtronic Cardiovascular from 1998 to 2006, with his most recent position as Senior Director of Research and Development, Science and Technology. Dr. Ozdil earned a B.S. in mechanical engineering from Bogazici University, Istanbul, Turkey and his M.S. and Ph.D in mechanical engineering from Florida Atlantic University.

Mr. Trujillo joined Conceptus as Executive Vice President of Marketing in January 2011. From June 2009 to December 2011, he was Director of Global Strategy, Innovation, New Product Development and Marketing for Bayer Healthcare Pharmaceuticals, AG, (Berlin, Germany), a pharmaceutical company, where from 2006 to June 2009 he was Director of Women’s Healthcare, Consumer Marketing for Bayer Healthcare Pharmaceuticals, Inc. (USA). From 2004 to 2006, Mr. Trujillo was Director, Respiratory Marketing for Schering-Plough’s Pharmaceuticals Division. He previously was Director, Oncology Marketing from 2000 to 2004 for Novartis Pharmaceuticals Corporation. Mr. Trujillo also held various management positions with pharmaceutical companies including Pfizer/Warner-Lambert, Shire/Richwood Pharmaceuticals and Abbott/Solvay Pharmaceuticals, as well as with Procter & Gamble Company. Mr. Trujillo has a B.S. degree from the University of New Mexico and an M.B.A. degree from Pepperdine University.

RISK ASSESSMENT

In establishing and reviewing the employment compensation and benefit programs, practices and policies, the Compensation Committee considers whether the programs, practices and policies encourage unnecessary or excessive risk taking. The Company, after reviewing and discussing the compensation programs with the Compensation, Nominating and Corporate Governance and Audit Committees, believes that the compensation and benefit programs, practices and policies are not reasonably likely to have a material adverse effect on the

Company in the future. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based awards focus on achievement of short-term or annual goals, and short-term or annual goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s performance-based award programs represent a low percentage of the total compensation opportunities for Company management and a small percentage of remaining employees’ total compensation opportunities. The Company believes that the programs appropriately balance risk and the desire to focus employees on specific short-term or annual goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking.

Equity compensation provided to employees is in the form of long-term equity awards that are important to help further align employees’ interests with those of the Company’s stockholders, and are normally more than two to three times the value of cash incentives. The Company believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price, and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee and the Board of Directors reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the Compensation Committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section explains how we compensate our named executive officers (referred to in this Proxy Statement as NEOs). The individuals who served as our NEOs during fiscal 2011 are listed below and detailed information about their compensation is presented in the tables and narratives that follow:

Name	Title
D. Keith Grossman (a)	President, Chief Executive Officer
Julie A. Brooks	Executive Vice President, General Counsel, Secretary and Chief Compliance Officer
Ulric Cote, III	Executive Vice President, Global Sales and Business Development
Gregory E. Lichtwardt	Executive Vice President, Operations and Chief Financial Officer
Feridun Ozdil	Executive Vice President, Research & Development
Samuel R. Trujillo	Executive Vice President, Marketing
Mark M. Sieczkarek (b)	Former President, Chief Executive Officer

(a)	Mr. Grossman commenced employment as President and Chief Executive Officer and began serving as a member of the Board of Directors of the Company on December 8, 2011.
(b)	Mr. Sieczkarek resigned as President and Chief Executive Officer and from the Board of Directors of the Company on December 7, 2011 to pursue personal interests.

Executive Summary

Conceptus delivered year-over-year revenue growth from 2001 through 2010, but saw its revenue growth decline in 2011. It maintained profitability on an annual basis in fiscal year 2009 and 2010, but incurred a loss in 2011.At the end of 2011, the Company’s Board of Directors appointed D. Keith Grossman as its new Chief Executive Officer. The Board believes that his impressive track record of building clinically relevant businesses that create value for shareholders, his leadership and his financial and operational expertise will help the Company achieve its long term objectives and build shareholder value. Improving our results and continuing to position the Company for future success in support of our mission of producing superior financial returns for our stockholders requires that we hire and foster high caliber talent. We design our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity, and strategic value of the position, while ensuring long-term retention and motivation.

The cornerstone of our compensation philosophy continues to be pay for performance. We closely align the compensation paid to our NEOs with our performance on both a short-term and long-term basis and set performance goals that do not promote excessive risk-taking and support our core financial goals of achieving our revenue and operating margin targets and encouraging a stable and predictable future stream of revenue.

Highlights of our compensation program and corporate governance features that underlie our compensation program:

•	The Compensation Committee is composed solely of independent directors and meets in executive sessions without the Chief Executive Officer present;

•	The Compensation Committee’s independent compensation consultant is retained directly by the Compensation Committee and reports directly to the Compensation Committee;

•	At our 2011 Annual Meeting the stockholders voted to have an annual advisory vote on say on pay. The Company therefore, has chosen to seek an annual advisory vote of its stockholder on say on pay;

•	We maintain a “clawback” policy for the recovery of performance-based compensation in the event of a substantial financial restatement;

•	Our NEO change of control agreements are “double trigger” for any severance payments to be made;

•	The change of control severance cash benefits offered to our NEOs other than the CEO do not exceed two times their annual target cash compensation;

•	Our incentive bonus plan for NEOs has 80% of its payouts based upon Company performance, including both revenue and operating profit, with the remainder based upon achievement of individual goals;

•	Our restricted stock unit program encourages our NEOs retention, through time-based vesting, over the following four years;

•	There are no perquisites provided to our Chief Executive Officer or named executive officers;

•	There are no tax gross ups provided in any agreements with our Chief Executive Officer or named executive officers;

•	Director’s Restricted Stock Units received as director compensation are deferred until the director retires or otherwise leaves the Board; and

•

Our executive compensation programs are structured to avoid inappropriate risk-taking by our executives. The Compensation Risk Assessment describes how the Compensation Committee concluded that the risks arising from our employee compensation programs are reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on us.

Compensation Philosophy, Principles and Policies

The goal of the compensation program for our named executive officers is to maximize the enterprise value over time, ensure that an appropriate relationship exists between executive pay and the creation of long-term enterprise value, while concurrently enabling the Company to attract, retain, reward and motivate high caliber employees. We believe that it is essential to ensure that an appropriate relationship exists between executive pay and the creation of long-term stockholder value, and that the skills, experience and dedication of our named executive officers are critical factors that contribute directly to our operating results, thereby enhancing stockholder value. As a result, the compensation program for our named executive officers is designed to (1) set all components of compensation competitively as compared against appropriate peer companies so that the Company can continue to attract, retain, reward and motivate high-performing executive talent, (2) ensure named executive officer compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders, (3) increase the named executive officers’ incentives to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas and (4) enhance the named executive officers’ incentive to increase the Company’s long-term value by providing a portion of total compensation opportunities in the form of direct ownership in the Company through stock ownership. To accomplish this, the Company seeks to provide a total compensation program for named executive officers that establishes base salaries in a competitive range, bonus opportunities that reward above-average performance and stock-based incentive programs designed to achieve long-term corporate financial goals and build named executive officer stock ownership.

Our named executive officers’ compensation currently has three primary components: base compensation or salary, annual cash incentives and awards of equity incentive grants. In addition, we provide our named executive officers a variety of benefits that are available generally to all employees. We believe that a mix of both cash and equity incentives is appropriate, as cash incentives reward named executive officers in the near term for achieving superior performance, while equity incentives motivate named executive officers to achieve superior performance over the longer term and, through the imposition of vesting conditions, incentivize retention over a multi-year period.

The Compensation Committee analyzes and considers relevant survey data when setting potential executive compensation target ranges for base salaries, annual incentive bonus and long term equity incentives to ensure the Company’s ability to recruit and retain high caliber talent. In assessing market competitiveness of total executive compensation packages, the compensation of the Company’s NEOs are reviewed against executive compensation survey data of medical technology companies identified by the Compensation Committee’s independent compensation consultant, Radford, an Aon Hewitt Consulting company, which is engaged directly by the Compensation Committee. The market information for the approved peer companies is reflective of the following criteria:

•	They are similar to the Company in terms of their size (for example, revenue and market capitalization), industry and global presence;

•	They have executive officer positions that are comparable in terms of breadth, complexity and scope of responsibilities; and

•	They are located in comparable markets.

The Compensation Committee analyzes each component of executive compensation, including base salaries, annual incentive bonus and long term equity incentives, in the peer group, focusing on the range between the mean percentile and the 75th percentile. To establish a competitive advantage in attracting and retaining key executive officers and to emphasize the Compensation Committee’s objectives, the Compensation Committee strives to set potential ranges for each compensation component that are competitive. To remain consistent from year to year, the Company monitors the appropriateness of the peer group and the market data as part of the Company’s annual marketplace analysis. The specific companies included in the peer group may change from year to year based on their size, relevance or other pertinent factors.

In determining the amount of the incentives awarded, the Compensation Committee of our Board of Directors, or the Compensation Committee, considers each named executive officer’s total compensation for both the short and long term to assess the overall incentive and retentive value of the compensation package. Individual salary levels may range from below to above market levels to attract and retain talent based on Company and individual performance, experience and position criticality.

As part of the process of establishing and adjusting executive compensation levels, on an annual basis, the Compensation Committee seeks the input of our Chief Executive Officer on the performance of the other named executive officers. The Compensation Committee also reviews elements of our performance, both overall and by relevant functional unit. The Compensation Committee further analyzes compensation payable by companies that the Compensation Committee considers to be in our peer group. The Compensation Committee works with management and an independent compensation consultant, Radford, an Aon Hewitt company, to advise the Compensation Committee when it is establishing compensation levels and the mix of salary, cash incentives and equity awards, in order to best align named executive officer compensation with our business priorities and pay philosophy.

Role of the Compensation Committee

The Compensation Committee, operating under a written charter adopted by the Board of Directors, has the primary authority to determine and recommend to the Board of Directors, the level and type of all forms of compensation to be granted to our named executive officers in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by NASDAQ and “outside directors” under Section 162(m) of the Code. In 2011, the Compensation Committee met nine times, and each member of the Compensation Committee attended at least 75% of the meetings. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our Chairman of our Board of Directors, our Chief Executive Officer (except during discussions regarding his compensation), our General Counsel (except during discussions regarding her compensation) and a representative of Radford.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our named executive officers are reviewed annually by the Compensation Committee and include an analysis, provided by Radford, of all elements of compensation separately and in the aggregate. The Compensation Committee holds multiple meetings with management and Radford to review our compensation philosophy, the use and form of equity compensation, the results of Radford’s analyses and the salary, bonus and equity compensation recommendations proposed by our Chief Executive Officer for the other named executive officers.

The Compensation Committee establishes base salaries for our named executive officers and sets the cash incentive target amounts and metrics needed to achieve those targets under our cash incentive bonus plan pursuant to the process described below in this section. Equity grants are generally made annually at the previously-determined, regularly-scheduled, first-quarter Compensation Committee meeting.

To aid the Compensation Committee in making its determination and recommendations to the Board, our Chief Executive Officer annually reviews with the Compensation Committee his evaluation of each of the other named executive officers, including each of their contributions, performance and future objectives as well as each named executive officer’s performance and self-assessment. Our Chief Executive Officer then makes a recommendation to the Compensation Committee for each named executive officer’s salary and equity incentive compensation. As discussed below, the Compensation Committee reviews this input in conjunction with its review of external benchmark data in setting compensation for these executives. In an executive session without our Chief Executive Officer present, the Compensation Committee determines and approves our Chief Executive Officer’s salary and equity incentive compensation based on its assessment of his performance and a review of external compensation information provided by Radford.

At the regularly-scheduled Compensation Committee meetings, the Compensation Committee meets with our Chief Executive Officer and Radford to discuss and approve our compensation philosophy and objectives for the following year and reviews with Radford and approves the companies comprising our peer group for compensation comparison purposes for the following year, as discussed below under “Benchmarking.” Additionally, our Chief Executive Officer recommends to the Compensation Committee the proposed structure for a cash incentive bonus plan for our employees, including our named executive officers, for the following year based, in part, on our corporate financial and operational goals for the following year and Radford’s analyses of the cash incentive bonus plans of our peer group companies. Typically, the Compensation Committee reviews these recommendations and analyses and adopts a cash incentive bonus plan in the first quarter of the year for the following year. In the first quarter of the following year, the Compensation Committee reviews the financial and operating results of the year compared to the targets under the cash incentive bonus plan and determines the level at which the cash incentive bonus plan will be paid for the corporate performance component, and will determine, taking into consideration the Chief Executive Officer’s recommendations of the percentage of achievement of individual goals by the named executive officers reporting to him, the amount of bonus to be paid to each such named executive officer under the plan.

Evaluation Criteria

In determining the amount and mix of compensation elements for 2011, the members of the Compensation Committee relied upon their judgment about the performance of each individual named executive officer based on input, except in the case of his own compensation, from our Chief Executive Officer. In setting final compensation levels for our named executive officers for 2011, the Compensation Committee considered many factors, including, but not limited to:

•	the scope, strategic and operational impact of the named executive officer’s responsibilities;

•	our past and current business performance and future expectations;

•	our long-term goals and strategies;

•	the performance and experience of each individual;

•	relative levels of pay among the officers;

•	the amount of base salary in the context of the named executive officer’s total compensation and other benefits;

•	for equity-based incentives, the relative amounts of vested and unvested equity incentives then held by such named executive officer;

•	for each named executive officer other than our Chief Executive Officer, the evaluations and recommendation of our Chief Executive Officer; and

•

the competitiveness of the elements of compensation and of the compensation package, as a whole, relative to comparable executives at the peer group companies as highlighted by the independent analyses performed by Radford.

The Compensation Committee does not have a set formula for weighing the above criteria when setting compensation levels for our named executive officers.

Role of the Independent Compensation Consultant

Radford was hired by the Compensation Committee to assist the Compensation Committee and members of our Board of Directors in fulfilling their fiduciary and governance responsibilities. Radford’s compensation experts worked with our management to gather information required to perform their independent analysis of our compensation programs, and then furnished analytical data and presented directly to the Compensation Committee for purposes of advising it on compensation matters, including compensation for our named executive officers.

Radford assisted the Compensation Committee as it considered and set compensation components and levels for 2011. Radford representatives attended four meetings of the Compensation Committee during 2011 in which significant compensation issues were discussed, including executive compensation matters, incentive plan design and our equity incentive program. Radford reports directly to the Compensation Committee, and the Compensation Committee has the authority to direct Radford’s work and to maintain their services at the Compensation Committee’s sole discretion. Radford participates in executive sessions with the Committee as requested. The Compensation Committee also uses senior management staff as needed to gather internal data and prepare analyses as requested by the Compensation Committee or by Radford. Radford did not provide any other services to the Company, although the Company participates in the Radford Surveys to have access to market information to inform the Company’s decisions as well as the Compensation Committee.

Role of Stockholder Say-on-Pay Votes

In 2011, the Company’s stockholders approved our executive compensation on an advisory basis, with an over 92% approval rate. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future. The Compensation Committee is continuously working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation and will consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Benchmarking

When working with Radford to determine our peer companies, the Compensation Committee focused on identifying companies with whom it believes we compete for named executive officers and other key employees, particularly those with generally comparable revenues, market capitalization and number of employees in our industry and adjacent industries. Radford provides an independent review of the peer group following discussions with the Compensation Committee to better understand our business strategy and operating characteristics. The Compensation Committee used this data as one of several factors in its decisions regarding named executive officer compensation. The Compensation Committee also gave weight to business performance, including our revenue growth and operating results, and individual performance, as described below.

The peer group is generally reviewed annually at the Compensation Committee’s regularly-scheduled, third-quarter Compensation Committee meeting to ensure that the individual companies within the peer group are comparable to us as measured by revenue (less than $400 million), market capitalization (between $150 million and $1.5 billion), number of employees (between 100 to 600 employees) and scope of business. In addition, companies may be excluded due to mergers and acquisitions. These metrics were then used to identify appropriate market reference points for gathering compensation data. The Compensation Committee reviewed and approved the composition of the peer group to ensure that companies were relevant for comparative purposes. The following peer group was used to conduct the named executive compensation review for the 2011 plan design:

ABAXIS, INC	DEXCOM, INC	LANDAUER, INC	QUIDEL CORP
ABIOMED, INC	ENDOLOGIX, INC	LUMINEX CORP	SONOSITE CORP
ACCURAY, INC	EXACTECH, INC	MICRUS ENDOVASCULAR CORP	STEREOTAXIS, INC
AGA MEDICAL CORP	HANSEN MEDICAL, INC	NATUS MEDICAL INC	THORATEC CORP
ALIGN TECHNOLOGY, INC	HEALTHTRONICS INC	NUVASIVE, INC	VOLCANO CORP
ALPHATEC, INC	INSULET CORP	OMNICELL, INC
CYBERONICS, INC	KENSEY NASH CORP	ORTHOVITA CORP

For our 2012 peer group list, approved by the Compensation Committee in July 2011, the selection criteria included revenues of less than $400 million, market capitalization of between $150 million to $1.5 billion and employee size between 100 to 600 employees. These criteria were recommended and approved to accommodate growth by the Company over the next year. We believe that collectively the peer group used in 2011 was, at the time, representative of companies in our size range and industry that were a fair representation of the employment market in which we compete. For the 2012 peer group list, Radford recommended removing from the 2011 peer group list those companies that had been acquired, which include: AGA Medical; Healthtronics; Landauer; Micrus Endovascular Corp.; Omnicell, Inc. and Orthovita Corp. It recommended adding the following companies to the 2011 peer group with the acquired companies removed: AngioDynamics; MAKO Surgical Corp. and Palomar Medical Technologies, Inc.

ABAXIS, INC	CYBERONICS, INC	KENSEY NASH CORP	QUIDEL CORP
ABIOMED, INC	DEXCOM, INC	LUMINEX CORP	SONOSITE CORP
ACCURAY, INC	ENDOLOGIX, INC	MAKO SURGICAL CORP	STEREOTAXIS, INC
ALIGN TECHNOLOGY, INC	EXACTECH, INC	NATUS MEDICAL, INC	THORATEC CORP
ALPHATEC, INC	HANSEN MEDICAL, INC	NUVASIVE, INC	VOLCANO CORP
ANGIODYNAMICS	INSULET CORP	PALOMAR MEDICAL TECHNOLOGIES, INC

Compensation Objectives

During 2011, the Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each named executive officer, all existing elements of his or her compensation (including base pay, cash bonus awards, total cash compensation, long-term incentive compensation in the form of equity awards and reimbursement of housing and/or commuting expenses, if applicable). Because bonus and long-term incentive compensation plays a significant role in aligning our executives’ interests with our stockholders’ interests, annual incentives and long-term incentives constitute a substantial portion of the named executive officers’ compensation.

The Company’s compensation program is comprised of the following components for the NEOs:

•	Base Salaries;

•	Annual Incentive Bonus;

•	Long-Term Equity Incentives;

•	Employment Agreements providing for severance and change in control benefits; and

•	401(k) plan and health and welfare plan benefits.

The Compensation Committee compared these compensation components separately, and in the aggregate, to compensation at the peer group companies as described above, in an effort to set each element of compensation at a level such that, for each named executive officer:

•	base salary is at a level that is between the 50th to 75th percentile level of base salaries paid to executives at peer group companies;

•	aggregate base salary and target cash incentive compensation is at a level that is between the 50th and 75th percentile levels of cash compensation paid to executives at peer group companies;

•	equity-based compensation is at a level that is between the 50th and 75th percentile level of equity-based compensation to executives at peer group companies; and

•	aggregate cash and equity compensation is at a level that is at between the 50th and 75th percentile level of aggregate cash and equity compensation paid to executives at peer group companies.

The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of the Company’s compensation program. Our aggregate total compensation objective recognizes that over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. These market reference points are used as a guideline in designing our compensation programs. The Compensation Committee may approve individual compensation arrangements that are above or below the guidelines based on the criteria outlined above.

Base Salary Philosophy

We utilize salary as the base amount necessary to retain named executive officer talent. We fix named executive officer base compensation at a level we believe enables us to hire and retain a management team that is superior to our peer group companies and to reward exceptional individual performance and an exceptional level of contribution to our overall business goals. The salaries for each of our named executive officers during our last two fiscal years are listed below in the Summary Compensation Table.

The Compensation Committee determined increases to the 2011 base salaries of each of our named executive officers based on individual performance, experience and position, and our objective to pay base salaries at a level that is at approximately the 50th to 75th percentile level of base salaries paid to executives at peer group companies given the hiring and retention pressures in the Silicon Valley.

Bonus Plan Philosophy

We use cash incentives to reward performance achievements with a time horizon of one year or less, to closely align corporate performance with executive compensation and reinforce a sense of accountability in our named executive officers. The Compensation Committee determines the named executive officers eligible for these incentives and the performance measures and other terms and conditions of these incentives for named executive officers. Incentive compensation targets for our named executive officers are established by the Compensation Committee as a pre-determined percentage of base salary, based on performance against specified corporate financial metrics and operational goals that are intended to provide a competitive level of compensation when these metrics and goals are achieved. The actual incentive award is determined according to the level of achievement against these performance objectives after the close of the relevant performance period. In July 2010, upon recommendation of the Compensation Committee, our Board of Directors adopted a formal “Clawback Policy,” which provides for the recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would have reduced the size of the award or payment.

Equity Incentive Philosophy

We grant equity incentives generally in the form of stock appreciation rights (“SARs”) and restricted stock units (“RSUs”), as determined by the Compensation Committee, to our executive officers to aid in their retention, to motivate them to assist us with the achievement of corporate strategic, financial and operational objectives and to align their interests with those of the shareholders by providing them with an equity stake. Because our executive officers are awarded SARs with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, SARs will have value to our executive officers only if the market price of our common stock increases after the date of grant, creating a direct, meaningful link between shareholder value and the equity component of an executive officer’s individual compensation. Typically, our SARs vest at a rate of 12.5% of the shares subject to the SARs on the first six month anniversary of the grant date, and with the remaining SARs vesting monthly on a ratable basis thereafter, and become exercisable as they vest. Our restricted stock grants typically vest at a rate of 25% of the shares on the first year anniversary of the grant date, with the remaining shares vesting annually thereafter for a total four-year vesting period.

We granted restricted stock units to our executive officers generally in 2011 based, in part, upon the recommendation of Radford, its analysis that many of our peer group companies grant restricted stock units to their executive officers, and in order to carefully manage the equity burn rate of our equity incentive plan by providing our executive officers with equity incentive that results in less dilution to our shareholders. A restricted stock unit is a promise to issue shares of our common stock upon vesting, at no cost to the recipient.

For purposes of determining the amount and mix of RSUs and SARs, we grant one RSU as equivalent to a SAR grant with respect to 2.5 shares of common stock, which enables us to carefully manage the equity burn rate of our equity incentive plan.

The Compensation Committee has the authority to grant SARs to executive officers. In determining the appropriate size of equity grants, the Compensation Committee reviews market data, grants made to executive officers performing comparable functions for our peer group companies, the “in the money” as compared to “underwater” value of currently outstanding equity grants, and other relevant data supplied by Radford. As part of its review, the Compensation Committee examines tally sheets to better understand the total compensation history.

Equity grants are granted to executive officers when the executive first joins us or in connection with a significant change in responsibilities. In addition, the Compensation Committee considers performance-based annual grants for executive officers, with grants typically made at the Compensation Committee’s regularly scheduled first quarter Compensation Committee meeting, taking into account such executive’s performance, comparable equity grants to executives in the market, input from Radford, including with respect to benchmarking against our peer group, and such executive’s then-unvested equity position in determining whether to make a grant to an executive officer in a given year. The number of shares subject to each grant of SARs and/

or restricted stock units is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Compensation Committee. These guidelines are established based in part on a comparative market assessment performed by Radford.

The Compensation Committee grants equity incentives to our executive officers based, in part, on a review of analyses from Radford on the equity grants made by our peer group companies to executive officers calculated both as a percentage of our total outstanding shares and the grant date fair value of the equity grants, calculated pursuant to ASC 718 for SAR grants and calculated using our stock price on the date of grant for restricted stock units. The Compensation Committee considered both the percentage ownership the equity grants represent and grant date fair market value of the equity grants, when approving these grants to our executive officers.

The date on which an equity award is granted is the date specified in the resolutions of our Board of Directors, or applicable committee or sub-committee of our Board, in which the grant is approved. The grant date must fall on or after the date on which the resolutions are adopted by the Board or committee. For SARs, the exercise price is the closing sale price of our common stock on the grant date, as reported by NASDAQ. We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We typically make our annual equity grants to our current executive officers at our regularly scheduled first quarter Compensation Committee meeting, the date of which is scheduled months in advance. We do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

The Compensation Committee periodically reviews our equity usage. The Compensation Committee endeavors to ensure that our use of equity is comparable to the equity usage of other companies in our peer group and for 2011 determined to begin using both SARs and RSUs, with restricted stock units considered as a 1:2.5 SARs equivalent, as equity incentives for new hires and ongoing performance grants to existing employees, with selected restricted stock grants used as special incentives.

Components of Compensation

Base Salaries

The Compensation Committee evaluates the performance of the Chief Executive Officer and makes salary recommendations to the Board of Directors for all named executive officers. Named executive officer salaries are determined based on the Compensation Committee’s review of data from the Company’s peer group, on evaluation of each officer’s individual performance throughout the year, level of responsibility, overall salary structure, budget guidelines and assessment of the Company’s financial condition. This approach ensures that the Company’s cost structure will allow it to remain competitive in its markets. To aid the Compensation Committee in making its determination and recommendation to the Board of Directors, the Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all named executive officers, excluding himself. Each named executive officer of the Company participates in an annual performance review with the Chief Executive Officer to provide input about his or her contributions to the Company’s success for the period being assessed. After receiving the Chief Executive Officer’s input and the results of the named executive officer evaluations, the overall performance of the Company’s named executive officers is reviewed annually by the Compensation Committee and the Board of Directors. Actual base pay for each named executive officer is determined by the Compensation Committee and approved by the Board of Directors as a result of this process.

In determining and approving 2011 base salary increases for the named executive officers, the Compensation Committee assessed the following: (1) the individual named executive officer’s performance in 2010 versus expectations, (2) the named executive officer’s base salary compared to named executive officers in the same or similar positions at companies in the Company’s peer group and (3) the Company’s performance in 2010 versus the financial goals and other strategic objectives established by the Company. The Board and Compensation Committee approved increases from 1.5% to 6% in the base salaries of the named executive officers. These increases are set forth on the table below on page 41.

Salaries paid to the Company’s named executive officers in fiscal year 2011 were as follows. The base salary for Mr. Grossman, who joined the Company as its President and Chief Executive Officer on December 8, 2011, is set for 2012 at $525,000, which is betweeen the 50th and 75th percentile of the Company’s peer group range for his position. The former President and Chief Executive Officer, Mark Sieczkarek’s based salary for 2011 was $492,000. Mr. Sieczkarek, was at the 50th percentile of the Company’s peer group range for his position. Mr. Lichtwardt’s base salary for 2011 was at the 75th percentile of the Company’s peer group range for his position. Mr. Cote’s base salary for 2011 approximated the 75th percentile of the Company’s peer group range for his position. Ms. Brooks’ base salary for 2011 was at the 50th percentile of the Company’s peer group range for her position. Mr. Trujillo’s base salary for 2011 was at the 50th percentile of the Company’s peer group range for his position. Dr. Ozdil’s base salary for 2011 was below the 25th percentile of the Company’s peer group range for his position. It is the Compensation Committee’s intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including information related to geographic location and individual job responsibilities. No formula based salary increases are provided to the named executive officers. Financial goals and individual strategic goals for each named executive officer are discussed below.

At its regularly scheduled first quarter meeting held in March 2011, the Compensation Committee approved the following base salary increases for the Company’s named executive officers in 2011. Mr. Sieczkarek and Mr. Lichtwardt each received salary increases of 1.9% in 2011. Mr. Cote received a salary increase of 1.5%. Ms. Brooks received a base salary increase of 6%, reflecting an adjustment to increase her base salary to a level closer to equivalent positions in the Company’s peer group.

Named executive officer base salaries for 2011 and 2010 were as follows:

	2011	2010	% increase
D. Keith Grossman (1)	$525,000	$—	NA
Julie A. Brooks	297,300	280,500	6.0%
Ulric Cote, III	319,400	314,820	1.5%
Gregory E. Lichtwardt	340,000	333,575	1.9%
Feridun Ozdil (2)	245,000	—	NA
Samuel R. Trujillo (3)	245,000	—	NA
Mark M. Sieczkarek (4)	492,200	483,000	1.9%

(1)	Mr. Grossman commenced employment as President and Chief Executive Officer with the Company on December 8, 2011.

(2)	Dr. Ozdil commenced employment as Executive Vice President, Research and Development on June 27, 2011.

(3)	Mr. Trujillo commenced employment as Executive Vice President, Marketing on January 4, 2011.

(4)	Mr. Sieczkarek resigned as President and Chief Executive Officer and from the Board of Directors of the Company on December 7, 2011.

Annual Incentive Bonus

The Compensation Committee structures the Company’s annual incentive bonus program to reward its named executive officers based on the Company’s fiscal year performance and the individual named executive officer’s contribution to that performance. Each year, after the Company’s annual financial planning process, the Compensation Committee and the Board of Directors establish the financial objectives that need to be achieved by the Company for the named executive officers to earn the portion of the target bonus that relates to financial objectives. These financial objectives vary from year to year, depending on the Company’s business goals. In determining the compensation awarded to each named executive officer based on performance, the Board evaluates the Company’s performance in relation to the approved financial objectives and individual named executive officer’s performance for the year.

The Company’s Chief Executive Officer recommends and the Compensation Committee approves the individual performance objectives for each of the named executive officers except the Chief Executive Officer. The Chief Executive Officer’s individual performance objectives are set by the Lead Director, Compensation Committee Chairman and the Chairman of the Board of Directors and approved by the Board of Directors. The annual incentive bonus awarded to a named executive officer, other than the Chief Executive Officer, may be increased or decreased at the recommendation of the Chief Executive Officer, subject to Board of Directors approval, as a result of the individual named executive officer’s performance and/or contribution to Company achievement of financial objectives. The annual incentive bonus award to the Chief Executive Officer may be increased or decreased at the sole discretion of the Board of Directors. Each named executive officer’s performance, including the Chief Executive Officer’s, is evaluated against the specific financial goals and individual performance objectives prior to the payment of any bonus and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by the Board to account for unusual events, such as extraordinary transactions, foreign currency fluctuations, asset dispositions and purchases and merger and acquisitions if, and to the extent, the Board considers the effect of such events material to the Company’s performance.

Each named executive officer has a target bonus that is a fixed percentage of his or her salary. In 2011, such target bonus percentage was 100% for the former President and Chief Executive Officer, 60% of base salary for Messrs. Cote and Lichtwardt and Ms. Brooks, and 50% of base salary for Mr. Trujillo and Dr. Odzil. Mr. Grossman’s target bonus percentage is 90% of his salary.

As in 2010, 80% of the target bonus of the named executive officers in 2011 was tied to achievement of Company financial objectives that included a revenue goal counting for 50% of the overall potential bonus payout and an adjusted EBITDA goal (earnings before income taxes depreciation, amortization and non-cash equity compensation) that accounted for 30% of the overall potential bonus payout (Financial Objectives). The remaining 20% of the overall potential bonus payout was tied to achievement of individual Financial Objectives established for each named executive officer (Individual Objectives). For the Financial Objectives, the Compensation Committee established a minimum, target and maximum level for achievement. The 2011 revenue goal ranged from $130.0 million to $180.0 million with 100% payout at $150.0 million. The EBITDA target ranged from $23.1 million to $37.0 million with 100% payout at $30.8 million. In the 2011 plan, the amount of funding of the plan was set such that if the Company did not achieve at least $130 million in revenue, the entire bonus plan would not be funded and thus no bonuses would be paid, including the 20% portion driven by the Individual Objectives. If revenue were between $130 million and $134.99 million, 50% payout would be made.

In 2011 the Company did not achieve either its revenue or its adjusted EBITDA goals, and thus no payout was earned for the Financial Objectives. In addition the Company did not achieve the plan funding minimum of $130 million in revenues, meaning no bonus payouts for the Individual Objectives would be earned either. In its review, the Board and Compensation Committee took into consideration the disruption created by the Chief Executive Officer transition announced on December 8, 2011, as well as the likely revenue impact of the announcement to forego a planned price increase for January, 2012,and determined to fund the plan to pay for achievement of the Individual Objectives only. Therefore, bonuses paid during the first quarter of fiscal year 2012 for 2011 represented only that portion of the 20% of the executive officers’ bonuses that they earned by accomplishing their Individual Objectives. Each of the Company’s named executive officers other than Mr. Sieczkarek, received a bonus paid as a result of achievement of his or her strategic goals, ranging from 60% to 120% achievement, described below, as a percentage of his or her base salary, for 2011. Mr. Grossman, who joined the Company as its President and Chief Executive Officer in December, 2012 did not receive a bonus payment for 2011.

The individual objectives for each named executive officer are aligned with strategic Company objectives. Mr. Cote’s 2011 individual strategic goals included: achievement of sales growth metrics; achievement of business development priorities; enhancement of growth through synergistic products and personnel development. Mr. Cote achieved a total of 60% of his objectives. His total bonus paid for 2011 was $22,997, or

7% of his base salary. Mr. Lichtwardt’s individual strategic goals included: improvement of financial efficiencies and bottom line improvement; manufacturing quality and cost improvements; achievement of information technology objectives; and achievement of investor relations goals. Mr. Lichtwardt achieved a total of 98.35% of his objectives and received a bonus for 2011 of $40,127, which was 12% of his base salary. Ms. Brooks’ individual strategic goals included: strengthening the Company’s intellectual property portfolio; supporting sales expansion in international markets; developing a Federal lobbying program to ensure inclusion of the Company’s product in the preventative care package under the Affordable Care Act; ensuring company legal compliance; optimizing the Company’s patent litigation; and supporting departmental initiatives that enhance stockholder value. Ms. Brooks achieved 120% of her objectives and received a bonus for 2011 of $42,811, which was 14% of her base salary. Mr. Trujillo’s individual strategic goals included: implementation of market driving marketing projects; re-launching direct-to-consumer marketing and driving sales; developing overall marketing plan; and building a “best in class” marketing organization aligned with business priorities. Mr. Trujillo achieved 73% of his objectives and received a bonus for 2011 of $17,130, which was 7% of his base salary. Dr. Ozdil’s individual strategic goals included: developing and receiving executive and Board of Directors buy-in for a 90-day plan; strengthening the R&D organization and establishing new product capabilities; driving new product development and organizational acceptance; and supporting business development activities. Dr. Ozdil achieved 100% of his objectives and received a bonus for 2011 of $12,619, which was 5% of his base salary. Dr. Ozdil commenced employment as Executive Vice President, Research and Development on June 27, 2011, hence was eligible for a partial bonus prorated to the number of days he was employed with the Company.

Achievement of performance based incentives of NEOs 2011 vs. 2010:

	2011				2010
	% of MBO achieved (1)	Total $ Bonus		Bonus as a % of Base Salary	% of MBO achieved (1)	Total $ Bonus	Bonus as a % of Base Salary
D. Keith Grossman (2)	—	$		—	—	$—	—
Julie A. Brooks	120%		42,811	14%	100%	33,660	12%
Ulric Cote, III	60%		22,997	7%	71%	26,823	9%
Gregory E. Lichtwardt	98%		40,127	12%	100%	40,029	12%
Feridun Ozdil (3)	100%		12,619	5%	—	—	—
Samuel R. Trujillo (4)	73%		17,130	7%	—	—	—

(1)	MBO: Management Based Objectives are established at the beginning of the year for each Plan participant to ensure individual priorities are aligned with the company’s corporate goals.

(2)	Mr. Grossman commenced employment as President and Chief Executive Officer with the Company on December 8, 2011.

(3)	Dr. Ozdil commenced employment as Executive Vice President, Research and Development on June 27, 2011.

(4)	Mr. Trujillo commenced employment as Executive Vice President, Marketing on January 4, 2011.

Long-Term Equity Incentives

The Company believes that stock-based performance compensation is essential to aligning the interests of management and the stockholders in enhancing the long-term value of the Company’s equity. The Company’s 2011 Equity Incentive Award Plan provides for the issuance to the Company’s officers and employees of shares of the Company’s Common Stock pursuant to various equity incentive awards, including RSUs and SARs. These awards typically vest over four years. These awards are granted to the Company’s officers and other employees both to build the value of the Company and to retain key individuals.

Generally, the Compensation Committee believes that granting equity awards in the form of stock options, RSUs and SARs can be an effective tool for meeting the Company’s compensation goal of increasing long-term stockholder value by tying the value of named executive officer compensation to the Company’s stock performance in the future. Recipients are able to profit from stock options or SARs only if the Company’s stock price increases in value over the stock option’s or SARs’ exercise price. RSUs that vest over time, on the other hand, provide named executive officers a continued incentive even if the price of the Common Stock declines. The Board of Directors granted the named executive officers RSUs as well as SARs because RSUs are more efficient with respect to the use of the Company’s equity plan share reserves. Fewer shares need to be issued to provide a retention and incentive value similar to stock options, and therefore, are effective tools in retaining and motivating employees.

During 2011, Mr. Grossman was granted 600,000 SARs and 150,000 RSUs as his initial grant when joined the Company as President and Chief Executive Officer on December 8, 2011. During the first quarter of 2011Ms. Brooks, Mr. Cote and Mr. Lichtwardt were each granted 35,000 SARs and 4,000 RSUs, and the Company’s former President and Chief Executive Officer, Mr. Sieczkarek, was granted 75,000 SARs and 10,000 RSUs. These amounts were determined based upon comparisons to executives in similar positions in peer group companies, together with individual performance, followed by revisions made by the Compensation Committee in its discretion. The approved grants were consistent with the Company’s philosophy with grants falling between the 25th and 75th percentile when compared to peer practices both on a value to value basis and examining the grant as a percent of company. Mr. Trujillo, who joined the Company in January 2011, was granted 125,000 SARs and Dr. Ozdil, who joined the Company in June 2011, was granted 125,000 SARs. These grants were consistent with the Company’s practice of making an initial option grant to executives at the time they first join the Company. The grants made in 2011 were also made to be within the burn rate commitment made by the Company in connection with seeking stockholder approval for its 2010 Equity Incentive Award Plan.

Termination-Based Compensation

The Company’s Compensation Committee provides named executive officers with termination protection when it determines that such protection is necessary to attract or retain an executive and to promote internal equity among executives with the same level of responsibility and authority within the Company.

In connection with certain terminations of employment, the Company’s named executive officers may be entitled to receive certain severance payments and benefits pursuant to their respective employment agreements and change of control agreements, described in the section entitled “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

The Company entered into an Amended and Restated Change of Control Agreement with Ms. Tunstall in 2007, which was amended and restated in January 2009, and which includes acceleration of vesting of the unvested shares subject to the option or other equity awards and provides certain severance payments if her employment is involuntary terminated within two years after a change of control transaction, including salary payments, health benefits and certain other placement services, as described under the section entitled “Employment Contracts, Termination of Employment and Change in Control Arrangements.” The Company believed the Amended and Restated Change of Control Agreement was necessary in order to retain Ms. Tunstall’s services and that the size of the severance package is appropriate in light of Ms. Tunstall’s performance for the Company over time and the stage of the Company.

The Company and Mr. Grossman entered into an agreement providing for certain severance payments if his employment is involuntarily terminated within two years following a change of control transaction, including salary and bonus payments, and health benefits and the acceleration of his options as described under the section entitled “Employment Contracts, Termination of Employment and Change in Control Arrangements.” The Company believes that this agreement remains necessary in order to retain Mr. Grossman’s services and that the size of the severance package is appropriate in light of Mr. Grossman’s responsibilities for the Company and the Company’s stage of development.

In order to retain the services of each of Ms. Brooks, Mr. Cote, Mr. Lichtwardt, Dr. Ozdil and Mr. Trujillo, the Company entered into an agreement with each named executive officer that includes acceleration of vesting of the unvested shares subject to the option or other equity awards and provides for certain severance payments if his or her employment is involuntarily terminated within two years following a change of control transaction, including salary and bonus payments, health benefits, certain other placement services and the acceleration of all of his or her options as described under the section entitled “Employment Contracts, Termination of Employment and Change in Control Arrangements.” The Company believes that these agreements remain necessary in order to retain the services of each of Ms. Brooks, Mr. Cote, Mr. Lichtwardt, Dr. Ozdil and Mr. Trujillo and that the size of each of their severance and change of control packages is appropriate in light of severance and change of control benefits provided by peer group companies to executives in similar positions.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Code, which limits the deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for each named executive officer other than the Chief Financial Officer, unless such compensation meets the requirements for the “performance based” exception to the general rule. The Compensation Committee and the Board of Directors intend to continue seeking a tax deduction for all of the Company’s executive compensation to the extent that the Compensation Committee determines that it is in the best interests of the Company to do so. All of the stock options and SARs granted to the Company’s named executive officers are intended to qualify under Section 162(m) as performance-based compensation, although the income derived from RSUs granted to the Company’s named executive officers generally does not qualify as performance-based compensation under Section 162(m).

Employee Stock Purchase Plan

In order to provide employees at all levels with greater incentive to contribute to the Company’s success, the Company makes available to all employees, including its named executive officers, the opportunity to purchase discounted Common Stock of the Company under an Employee Stock Purchase Plan, qualified under Section 423 of the Internal Revenue Code.

Retirement Benefits

In order to provide employees at all levels with greater incentive, the Company makes available to all employees, including its named executive officers, the opportunity to make contributions to the Company’s retirement savings plan (“401K Plan”), under which employees based in the U.S., including named executive officers, may elect to defer up to 15% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. The Company started a matching program for participants, effective April 1, 2010. For every dollar contributed to the 401K plan, the Company matches twenty-five cents, up to the first 6% contributed by the participating employee.

Health Plan, Disability and Insurance Benefits

The Company makes available health plans, disability and insurance benefits to all employees, including to its named executive officers. The cost of the health plans is covered through contributions by both the employees and the Company. Disability and insurance benefits are paid by the Company for all employees.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned in 2011, 2010, and 2009 by the named executive officers.

Name and Principal Position	Earned in Year	Salary		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Awards (3)	All Other Compensation (4)		Total
D. Keith Grossman (5)	2011	$14,135		$1,924,500	$3,244,140	$—	$—		$5,182,775
President and Chief Executive Officer

Julie A. Brooks	2011	297,300		52,800	209,122	42,811	6,858		608,891
EVP, General Counsel,	2010	280,500		—	123,620	33,660	2,375		440,155
Secretary and Chief Compliance Officer	2009	—		—	—	—	—		—

Ulric Cote, III	2011	319,400		52,800	209,122	22,997	540		604,859
EVP, Global Sales and	2010	314,820		136,990	370,859	26,823	3,014		852,506
Business Development	2009	291,500		—	400,072	172,693	—		864,265

Gregory E. Lichtwardt	2011	340,000		52,800	209,122	40,127	—		642,049
EVP. Operations, and	2010	333,575		136,990	370,859	40,029	—		881,453
Chief Financial Officer	2009	323,859		—	325,059	193,923	—		842,841

Feridun Ozdil (6)	2011	117,789		—	617,825	12,619	60,530	(9)	808,763	(12)
EVP, Research and Development

Samuel R. Trujillo (7)	2011	234,635		—	809,100	17,130	52,867	(9)	1,113,732	(12)
EVP, Marketing

Mark M. Sieczkarek (8)	2011	580,641	(10)	132,000	448,118	—	3,284,105	(11)	4,444,843
Former President and	2010	483,000		293,550	824,130	42,987	3,015		1,646,682
Chief Executive Officer	2009	468,826		116,187	1,000,180	348,589	—		1,933,782

(1)

The amounts included in the “Stock Awards” column represent the grant date fair value of RSUs granted in 2011, 2010 and 2009, as calculated in accordance with ASC 718, but excluding any estimate of future forfeitures. For a discussion of the valuation assumptions used, see Note 13 to the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2011. There can be no assurance that the grant date fair value amounts will ever be realized.

(2)

The amounts included in the “Option Awards” column represent the grant date fair value of stock options and SARs granted in 2011, 2010, and 2009, respectively, as calculated in accordance with ASC 718. For a discussion of the valuation assumptions used, see Note 13 to the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2011. There can be no assurance that the grant date fair value amounts will ever be realized.

(3)	The amounts included in the “Non-Equity Incentive Plan Awards” column represent the cash bonus earned by the respective named executive officer.
(4)

For every dollar contributed to the 401K plan, we match twenty-five cents, up to the first 6% contributed by the participating employee. This amount consists of contributions by the Company to the respective Named Executive Officer’s 401K plan.

(5)	Mr. Grossman commenced employment as President and Chief Executive Officer with the Company on December 8, 2011.
(6)	Dr. Ozdil commenced employment as Executive Vice President, Research and Development on June 27, 2011.

(7)	Mr. Trujillo commenced employment as Executive Vice President, Marketing on January 4, 2011.
(8)	Mr. Sieczkarek resigned as President and Chief Executive Officer and from the Board of Directors of the Company on December 7, 2011.
(9)	This included amounts paid by the Company for the respective named officer’s relocation.
(10)	Mr. Sieczkarek’s 2011 salary included the payment of his final paid time off payment.
(11)	This amount included severance provided to Mr. Sieczkarek in connection with his resignation:

(a)	Lump sum cash payment of $1.5 million, less applicable withholding taxes, which constitutes 150% of his base salary plus target bonus, to be paid on June 9, 2012;

(b)	Continued healthcare and life insurance coverage and other benefit plans and programs of the Company for up to 18 months following his separation from services, with a value of approximately $12,000;

(c)	Lump sum cash payment of approximately $25,000, less applicable withholding taxes, intended to offset cost of outplacement assistances services, paid in 2011; and

(d)

Lump sum cash payment of approximately $7,000, less applicable withholding taxes, as reimbursement of attorney’s fees and expenses incurred in connection with his separation from service to be paid on June 9, 2012.

In addition, the incremental fair value related to the modification of equity awards in connection with Mr. Sieczkarek’s resignation:

(a)	For accelerated vesting of all RSU and SARs, the incremental fair value was approximately $0.5 million; and

(b)	For extending the time to exercise the vested stock options and SARs, the incremental fair value was approximately $1.2 million.

(12)	Dr, Ozdil and Mr. Trujillo’s total compensation represent the value of their initial option grants in 2011 as well as cash payment in connection with their relocation.

2011 Total Compensation Mix

The pay mix for our named executive officers is a result of the compensation targets which emphasize long-term compensation versus short-term compensation. Actual salary levels, annual performance bonus awards and long-term incentive awards will vary based on an individual’s experience, responsibilities, performance, and business unit/function results.

Actual pay mix for the former Chief Executive Officer, the current Chief Executive Officer and the other named executive officers for 2011 is displayed below.

Mr. Grossman commenced employment as President and Chief Executive Officer with the Company on December 8, 2011.

The above chart includes Ms. Brooks, Mr. Cote and Mr. Lichtwardt.

The above chart includes Mr. Ozdil and Mr. Trujillo, each of whom received an initial option grant of 125,000 SARs

Mr. Sieczkarek resigned as President and Chief Executive Officer and from the Board of Directors of the Company on December 7, 2011.

GRANTS OF PLAN-BASED AWARDS DURING 2011

The following table shows all plan-based awards granted to the named executive officers in fiscal year 2011.

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards		All other Stock Awards: Number of Shares of Stock or Units (#) (1)	All other Options Awards: Number of Securities Underlying options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Awards (4)
		Target $	Maximum $
D. Keith Grossman (5)		$—	$—
	12/13/2011			150,000		$12.83	$1,924,500
	12/13/2011				600,000	$12.83	3,244,140
Julie A. Brooks		178,380	214,056
	3/14/2011			4,000		$13.20	52,800
	3/14/2011				35,000	$13.20	209,122
Ulric Cote, III		191,640	229,968
	3/14/2011			4,000		$13.20	52,800
	3/14/2011				35,000	$13.20	209,122
Gregory E. Lichtwardt		204,000	244,800
	3/14/2011			4,000		$13.20	52,800
	3/14/2011				35,000	$13.20	209,122
Feridun Ozdil (6)		63,700	75,950
	6/27/2011			—	125,000	$11.13	617,825
Samuel R. Trujillo (7)		117,600	139,650
	3/2/2011			—	125,000	$14.30	809,100
Mark M. Sieczkarek (8)		492,200	585,718
	3/14/2011			10,000		$13.20	132,000
	3/14/2011				75,000	$13.20	448,118

(1)	The number of RSUs granted under the Company’s 2010 Equity Incentive Plan. The vesting of RSUs is included below in the Outstanding Equity Awards at 2011 Fiscal Year-End table.
(2)	The vesting of the SARs granted in 2011 is included below in the Outstanding Equity Awards at 2011 Fiscal Year-End table.
(3)	Denotes the closing market price of a share of the Company’s common stock on the date of grant.
(4)

This amount represents the grant date fair value of RSUs and options granted in 2011, as calculated in accordance with ASC 718. For a discussion of the valuation assumptions used, see Note 13 to the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

(5)	Mr. Grossman commenced employment as President and Chief Executive Officer with the Company on December 8, 2011.
(6)	Dr. Ozdil commenced employment as Executive Vice President, Research and Development on June 27, 2011.
(7)	Mr. Trujillo commenced employment as Executive Vice President, Marketing on January 4, 2011.
(8)	Mr. Sieczkarek resigned as President and Chief Executive Officer and from the Board of Directors of the Company on December 7, 2011.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table provides certain information with respect to unexercised options and SARs and RSUs held by the named executive officers as of December 31, 2011.

Name	Options Awards					Stock Awards
	Vesting Commensement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Awards That Have Not Vested (2)	Market Value of Awards That Have Not Vested

D. Keith Grossman (3)		—	—	—	—	150,000	$1,896,000
	12/08/11	—	600,000	$12.83	12/13/21

Julie A. Brooks		—	—	—	—	4,000	$50,560
	11/02/09	65,104	59,896	$17.10	11/10/19
	02/25/10	6,875	8,125	$19.57	02/25/20
	03/14/11	6,562	28,438	$13.20	03/14/21

Ulric Cote, III		—	—	—	—	4,000	$50,560
	04/05/04	125,000	—	$12.74	04/05/14
	11/30/04	50,000	—	$8.94	11/30/14
	02/10/06	40,000	—	$14.76	02/10/16
	03/02/07	73,000	—	$18.06	03/02/17
	02/21/08	72,668	3,160	$17.74	02/21/18
	02/24/09	56,666	23,334	$11.35	02/26/19
	02/25/10	20,625	24,375	$19.57	02/25/20
	03/14/11	6,562	28,438	$13.20	03/14/21

Gregory E. Lichtwardt		—	—	—	—	4,000	$50,560
	11/17/03	150,000	—	$13.11	11/17/13
	11/30/04	60,000	—	$8.94	11/30/14
	02/10/06	40,000	—	$14.76	02/10/16
	03/02/07	48,000	—	$18.06	03/02/17
	02/21/08	81,256	3,533	$17.74	02/21/18
	02/24/09	46,041	18,959	$11.35	02/26/19
	02/25/10	20,625	24,375	$19.57	02/25/20
	03/14/11	6,562	28,438	$13.20	03/14/21

Feridun Ozdil (4)		—	—	—	—	—	$—
	06/27/11	15,625	109,375	$11.13	06/27/21

Samuel R. Trujillo (5)		—	—	—	—	—	$—
	01/04/11	28,645	96,355	$14.30	03/02/21

Mark M. Sieczkarek (6)		—	—	—	—	10,000	$126,400
	04/17/03	630,000	—	$9.95	04/17/13
	11/30/04	100,000	—	$8.94	11/30/14
	02/10/06	125,000	—	$14.76	02/10/16
	03/02/07	100,000	—	$18.06	03/02/17
	02/21/08	150,000	—	$17.74	02/21/18
	02/24/09	217,057	—	$11.35	02/26/19
	02/25/10	81,250	18,750	$19.57	02/25/20
	03/14/11	40,625	34,375	$13.20	03/14/21

(1)

SARs vest and become exercisable as to one eighth (1/8th) of the total number of shares on the date six months after the Vesting Commencement Date, and as to one forty-eighth (1/48th) of the total number of SARs on each monthly anniversary of the Vesting Commencement Date thereafter, until all such SARs are exercisable, subject to such individual’s continued employment by the Company.

(2)	RSUs vest one fourth (1/4th) of the total number of RSUs on each twelve-month anniversary thereafter until all such RSUs are vested, subject to such individual’s continued employment by the Company.
(3)	Mr. Grossman commenced employment as President and Chief Executive Officer with the Company on December 8, 2011.
(4)	Dr. Ozdil commenced employment as Executive Vice President, Research and Development on June 27, 2011.
(5)	Mr. Trujillo commenced employment as Executive Vice President, Marketing on January 4, 2011.
(6)	Mr. Sieczkarek resigned as President and Chief Executive Officer and from the Board of Directors of the Company on December 7, 2011.

STOCK OPTION EXERCISES AND STOCK AWARDS VESTED IN 2011

During 2011 no stock options were exercised. The following table shows all stock awards that vested and the value realized upon vesting by the named executive officers during the fiscal year ended December 31, 2011.

Name	Stock Awards
	Number of Shares Acquired Upon Vesting	Value Realized on Vesting ($)
Ulric Cote III	1,750	$24,833
Gregory Lichtwardt	1,750	24,833
Mark M. Sieczkarek (1)	3,750	53,213

(1)	Mr. Sieczkarek resigned as President and Chief Executive Officer and from the Board of Directors of the Company on December 7, 2011.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL AGREEMENTS

In December 2011, the Company entered into an employment agreement with D. Keith Grossman, its President and Chief Executive Officer.

•

Salary and Performance Bonuses: Pursuant to the employment agreement, Mr. Grossman will receive an annual base salary of $525,000 and an annual target bonus of up to 90% of base salary payable in cash.

•

Acceleration upon Change in Control: In the event of certain change in control transactions, the vesting of SARs and RSUs held by Mr. Grossman automatically accelerates as to 100% of the then-unvested shares.

•

Involuntary Termination following a Change in Control: In the event of an involuntary termination of Mr. Grossman’s employment for other than cause or his resignation for good reason within 74 days before and two years after a change in control transaction, Mr. Grossman will receive (i) a lump sum cash payment an amount equal to 250% (200% after the third anniversary of employment) of his annual base salary, (ii) an amount equal to 250% (200% after the third anniversary of employment) of his target bonus assuming achievement of performance goals at 100% of target in a lump sum cash payment, and (iii) during the 30-month (24-month after the third anniversary of employment) period following his termination, the Company shall continue to make available to Mr. Grossman and his covered dependents continued healthcare coverage pursuant to the COBRA. Mr. Grossman must execute a release in favor of the Company to be eligible for severance.

In January 2009, the Company amended and restated the change in control agreement with Ms. Tunstall, which provides that, in the event of certain change in control transactions, each option or other equity award for the Company’s securities held by Ms. Tunstall shall become fully vested and immediately exercisable. In the event of an involuntary termination within two years after a change in control transaction, the agreement provides that Ms. Tunstall will receive (i) her salary paid according to the Company’s standard payroll procedure for a period of 18 months, (ii) health and life insurance benefits for a period of 18 months and (iii) reimbursement for additional health care premiums not already covered by clause (ii) with a total value not to exceed $15,000.

The Company has entered into amended change in control agreements with each of Ms. Brooks, Ms. Ciano, Mr. Cote, Mr. Lichtwardt, Mr. Ozdil, and Mr. Trujillo. In each case, the agreement provides that, in the event of certain change in control transactions, each of the executive’s options and other equity awards will become vested as to 100% of the unvested shares subject to the option or other equity award. In the event of an involuntary termination within two years after the change in control transaction, the executive will receive (i) salary paid according to the Company’s standard payroll procedure for a period of 18 months, (ii) health and life insurance benefits for a period of 18 months, (iii) for a period of 18 months, severance payments equal to 1/12 of the “target bonus” that such officer would have received for the fiscal year in which such executive’s termination occurs, the “target bonus” portion of which will be paid assuming the satisfaction of all requisite performance objectives and that the Company pays bonuses at 100% of its operating plan, (iv) all equity awards become fully vested and immediately exercisable and (v) outplacement services not to exceed $15,000.

The Company entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The following table quantifies the amount that would be payable to the Company’s named executive officers, assuming that the involuntary termination of employment occurred within 24 months after a change in control. The amounts shown assume that the termination was effective as of December 31, 2011, and include amounts earned through that time and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of the named executive officer’s separation from the Company after the occurrence of a change in control.

Benefits and Payments Upon Involuntary Termination of Employment within 24 months of a Change in Control	Kathryn Tunstall	Keith Grossman	Julie Brooks	Ulric Cote III	Gregory Lichtwardt	Feridun Ozdill	Sam Trujillo	Mark Sieckarek (6)
Salary, Severance payments and Retainers (1)	$262,500	$2,493,750	$713,520	$766,560	$816,000	$551,250	$551,250	$1,534,348
Health and Life Insurance Benefits (2)	32,167	74,473	14,543	32,167	32,167	32,167	44,684	11,700
Outplacement Services (3)	15,000	—	15,000	15,000	15,000	15,000	15,000	24,785
Stock Options—Unvested and Accelerated (4)	—	—	—	30,101	24,457	165,156	—	1,560,346
Restricted Stock Units—Unvested and Accelerated (5)	154,650	1,896,000	50,560	116,920	66,360	—	—	150,625

Totals	$464,317	$4,464,223	$793,623	$960,748	$953,984	$763,573	$610,934	$3,281,804

(1)

Amounts represent a lump sum cash payment an amount equal to 250% of Mr. Grossman’s annual base salary and an amount equal to 250% of Mr. Grossman’s target bonus assuming achievement of performance goals at 100% of target in a lump sum cash payment. Amount also represents 18 months of base salary plus target bonus for Ms. Tunstall and Brooks, and Messrs. Cote, Lichtwardt, Ozdil and Trujillo. Amounts based on base salary and target bonus percentage as of December 31, 2011.

(2)

Amounts represent 30 months of continued health insurance for Mr. Grossman, 18 months of continued health insurance for Ms. Tunstall and Brooks, and Messrs. Cote, Lichtwardt, Ozdil and Trujillo. Amounts based on employees’ deductions and Company contributions during 2011.

(3)	Represents the maximum amount to be paid by the Company for outplacement services.
(4)

The value of the unvested and accelerated stock options and SARs is the difference between the value of $12.64 per share, which is the last reported closing price before December 31, 2011, and the exercise price of the option or SARs, multiplied by the number of unvested shares as of December 31, 2011.

(5)

The value of the unvested and accelerated restricted stock units RSUs is the value of $12.64 per share, which is the last reported closing price before December 31, 2011, multiplied by the number of unvested shares as of December 31, 2011. Mr. Grossman is entitled to full acceleration on a change in control irrespective of a termination of employment.

(6)

Mr. Sieczkarek resigned as President and Chief Executive Officer and from the Board of Directors of the Company on December 7, 2011. Amounts included in table represent amounts actually paid to Mr. Sieczkarek in connection with his termination of employment. In accordance with a separation agreement entered into with Mr. Sieczkarek, Mr. Sieczkarek received the following:

(a)

Salary, Severance payments and Retainers: Lump sum cash payment of $1.5 million, less applicable withholding taxes, which constitutes 150% of his base salary plus target bonus to be paid on June 9, 2012;

(b)

Health and Life Insurance Benefits: Continued healthcare and life insurance coverage and other benefit plans and programs of the Company for up to 18 months following his separation from services, with an estimated value of $11,700;

(c)	Outplacement Services: Lump sum cash payment of approximately $25,000, less applicable withholding taxes, intended to offset cost of outplacement assistances services, paid in 2011;

(d)

Lump sum cash payment of approximately $7,000, less applicable withholding taxes as reimbursement of attorney’s fees and expenses incurred in connection with his separation from service to be paid on June 9, 2012;

(e)

Stock Options – Unvested and Accelerated: Represents the accelerated vesting of SARs and extending the time to exercise the vested stock options and SARs based on the difference between the exercise price of the accelerated SARs and stock options and the closing trading price of our common stock on the date of his separation from service; and

(f)

Restricted Stock Units – Unvested and Accelerated: Represents the accelerated vesting of RSUs calculated by multiplying $12.05, the closing trading price of our common stock on the date of his separation from service, times the number of RSUs for which vesting was accelerated.

Recoupment of Incentives from Named Executive Officers

In April 2007, the Board of Directors adopted a policy wherein the Board of Directors will, to the extent permitted by applicable law, require reimbursement of any bonus or incentive compensation, including stock options, restricted stock, RSUs or SARs (collectively, "Equity Awards") paid or issued to any named executive officer after April 15, 2007 where: a) the amount of the bonus or incentive compensation, including Equity Awards, was based upon the achievement of certain financial results that were subsequently reduced due to a restatement, b) in the Board of Directors’ view the named executive officer engaged in any fraud or misconduct that caused or partially caused the need for the restatement and c) the amount of the bonus or incentive compensation, including Equity Awards, paid to the named executive officer would have been lower had it been based upon the restated financial statements. In each such instance, the Company will seek to recover any amounts paid in excess of the amounts that would have been paid, including Equity Awards, based on the restated financial results. In addition, the Board of Directors may dismiss the named executive officer, authorize legal action for breach of fiduciary duty or take such other action as may fit the circumstances, subject to applicable law. The Board of Directors may, in determining the appropriate course of action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies or regulators.

Equity Grant Practices

For the fiscal year ended December 31, 2011, the Company’s award grants to the named executive officers that were part of the comprehensive performance and retention compensation packages approved by the Compensation Committee on March 14, 2011 for each named executive officer. The Company does not have any program, plan or practice to time the grant of equity-based awards to its named executive officers in coordination with the release of material non-public information. Annual grants are generally made at the Compensation Committee’s meeting during the first quarter of the year, which typically is held in late February. At its February 24, 2010 meeting, the Board of Directors, at a joint meeting with the Nominating & Governance

Committee, approved the delegation of authority to a subcommittee consisting of the Company’s Chief Executive Officer and Chairman of the Compensation Committee, to make grants of equity to newly hired or newly promoted non-executive officer employees of the Company, whose grants are made throughout the year, within predetermined guidelines, with the date of such grants to be the 10th day of the month in which the grant previously was approved by such subcommittee. The Compensation Committee believes that setting the grant date at a pre-determined date each month removes any subjectivity in award pricing. All equity grants have been made under the Company’s 2001 Equity Incentive Plan, the Amended and Restated 2002 Non-Qualified Stock Option Plan, the 2010 Equity Incentive Plan or are stand-alone inducement grants (described below). The per share exercise price of stock options cannot be less than the closing per share sales price of the Common Stock on NASDAQ on the date of the grant.

Equity Burn Rate Commitment

In 2010, at its Annual Meeting of Stockholders, the Company requested approval of a new 2010 Equity Incentive Award Plan and for reservation of shares for issuance under the plan. As part of its request for approval, the Company committed that with respect to the shares of Common stock initially being reserved for issuance under the 2010 Plan, the “burn rate” of equity awards would not exceed an average of 4.02% per fiscal year for the three-year period ending December 31, 2012. That burn rate was equal to our industry mean plus one standard deviation, of the number of shares of our common stock that we believed would be outstanding over such three-year period. For purposes of calculating the number of shares granted in a year, any “full-value” award counts as equivalent to 2.5 shares. During 2011, normal annual grants were made to executives as discussed above, and one-time grants within Company guidelines were made to newly hired executives and non-executive employees. When these grants were made in 2011, it was not contemplated that a Chief Executive Officer transition would occur in December, 2011. Absent the grant to the new Chief Executive (discussed above under table entitled “ Grants of Plan-Based Awards During 2011” on page 49) , the burn rate for 2011 would have been 3.46%, and with such grant to the new Chief Executive Officer, the burn rate was 6.58%. To account for the grant made to the new Chief Executive Officer in 2011, the normal annual grants made to executives and non-executive employees at the 2012 first quarter meeting of the Compensation Committee, plus assumed director and new hire grants for 2012 totaled 2.85%, which results in a three-year average burn rate for the three-year period ending December 31, 2012 that meets the 4.02% burn rate commitment.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2011 for all of the Company’s equity compensation plans, including its 2010 Equity Incentive Plan, 2001 Equity Incentive Plan, 1995 Employee Stock Purchase Plan, 1995 Directors’ Stock Option Plan, 2002 Non-Qualified Stock Option Plan, stand-alone inducement grants in 2004, 2007, 2008 and 2011 and Deferred Fee Plan for Directors:

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Awards and Stock Appreciation Rights		Weighted Average Exercise Price of Outstanding Options and Stock Appreciation Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column
Equity compensation plans approved by security holders	4,575,001	(3)	$15.21	2,512,244	(1)
Equity compensation plans not approved by security holders (2)	1,921,197		$12.81	—

Total	6,496,198		$14.50	2,512,244

(1)	Includes 147,262 shares remaining available for future issuance under the Company’s 1995 Employee Stock Purchase Plan.
(2)

Consists of shares issuable under the Company’s Amended and Restated 2002 Non-Qualified Stock Option Plan and the stand-alone inducement grants for Ulric Cote III, in connection with his initial commencement of employment with us as Vice President of Sales, Todd Sloan, in connection with his initial commencement of employment with us as Vice President of Strategic and Professional Marketing, Spencer Roeck, in connection with his initial commencement of employment with us as Vice President of International, Sam Trujillo, in connection with his initial commencement of employment with us as Executive Vice President of Marketing, and D. Keith Grossman, in connection with his initial commencement of employment with us as Chief Executive Officer, which do not require the approval of and have not been approved by the Company’s stockholders. Please see description of the Amended and Restated 2002 Non-Qualified Stock Option Plan contained in Note 12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. In addition, the Company has adopted a deferred fee plan for its outside directors, pursuant to which such directors may receive an indeterminable amount of shares of the Common Stock.

(3)

Includes 524,998 shares remaining to be issued upon vesting of outstanding RSUs, which are not included in the calculation of the Weighted Average Exercise Price of Outstanding Options and Stock Appreciation Rights.

The following table sets forth detailed information as of March 31, 2012 for all the Company’s equity compensation plans, including its 2010 Equity Incentive Plan, 2001 Equity Incentive Plan, 1995 Employee Stock Purchase Plan, 1995 Director’s Stock Plan, 2002 Non-Qualified Stock Option Plan, stand-alone inducement grants in 2004, 2007, 2008 and 2011 and Deferred Fee Plan for Directors:

	Full Value Awards (Restricted Stock Units)	Options/ SARs	Shares Available for Grant	Weighted Average Exercise Price of Outstanding Options and Stock Appreciation Rights	Weighted Average Grant Date Fair Value of Full Value Awards (Restricted Stock Units)	Weighted Average Remaining Life (Years) Options / SARs	Weighted Average Remaining Life (Years) (Restricted Stock Units)
Plans approved by security Holders
1995 ESPP Plan	—	—	147,262	$—	$—	—	—
1995 Directors	—	3,000	—	19.15	—	0.16	—
2001 Equity Plan	78,420	3,702,122	—	15.35	15.83	4.43	1.27
2010 Equity Plan	326,521	788,500	1,855,402	13.25	13.68	6.39	1.68
Plans not approved by security holders
2002 Stock Plan	—	696,152	—	10.96	—	1.30	—
Cote Plan	—	125,000	—	12.74	—	2.01	—
Roeck Plan	—	100,000	—	19.99	—	5.53	—
Sloan Plan	—	100,000	—	16.65	—	5.94	—
Trujillo Plan	—	125,000	—	14.30	—	5.92	—
Grossman Plan	150,000	600,000	—	12.83	12.83	6.70	2.19

	554,941	6,239,774	2,002,664	$14.38		4.57	1.77

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The following is a report of the Compensation Committee describing the compensation policies applicable to the Company’s named executive officers during the fiscal year ended December 31, 2011. The Compensation Committee is currently comprised of Messrs. Toni, Bonadio, Bishop and Wilson, all of whom the Board believes are independent directors.

Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2012 Annual Meeting, which is incorporated by reference in part into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, each as filed with the Securities and Exchange Commission.

The Compensation Committee,

Robert V. Toni, Chair

John L. Bishop

Peter L. Wilson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See the description of Employment Contracts, Termination of Employment and Change in Control Arrangements on page 51.

The Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Board of Director’s preference to avoid related party transactions.

The Charter of the Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions. Under the Company’s Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. The Company’s Corporate Governance Guidelines require a director to promptly disclose to the Chairman of the Board of Directors and to the Lead Director any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions will be disclosed in the Company’s applicable filings with the Commission as required under the Commission’s rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities (“Reporting Persons”) to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Reporting Persons are required by the Commission’s rules and regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, all of the Section 16(a) filing requirements with respect to the fiscal year ended December 31, 2011 have been satisfied. In making this statement, the Company has relied solely upon its review of the copies of such reports furnished to the Company.

OTHER MATTERS

In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.

BY ORDER OF THE BOARD OF

DIRECTORS

Julie A. Brooks

Corporate Secretary

Dated: April 13, 2012

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, on file with the Commission, excluding certain exhibits, may be obtained without charge by writing to Conceptus, Inc., Attention: Investors Relations, 331 East Evelyn Avenue, Mountain View, CA 94041, and at the Company’s website: www.conceptus.com. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to the Company’s expenses in furnishing the requested exhibit.

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONCEPTUS, INC. FOR THE ANNUAL MEETING TO BE HELD ON MAY 22, 2012	PROXY

The undersigned hereby appoints D. Keith Grossman and Gregory E. Lichtwardt, or either of them, as lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Conceptus, Inc. (the “Company”) to be held on May 22, 2012, at 9:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before said Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your proxy cannot be voted unless you sign, date and return this card.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the director nominees named in proposal 1 and FOR proposals 2 and 3 and will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

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Please mark

your votes as [X]

indicated in

this example.

1.	ELECTION OF DIRECTORS	FOR	WITHHOLD

01 Kathryn A. Tunstall

02 Robert V. Toni

2.	To ratify the appointment as PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.	FOR	AGAINST	ABSTAIN

3.	To vote on an advisory resolution to approve the compensation of Conceptus’ Named Executive Officers as presented in the Company’s proxy statement.	FOR	AGAINST	ABSTAIN

I PLAN TO ATTEND THE MEETING		[ ]

Receipt is hereby acknowledged of Notice of Annual Meeting of Stockholders and accompanying Proxy Statement for the Annual Meeting to be held on May 22, 2012.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

The undersigned hereby revokes all proxies heretofore given by the signer to vote at said Annual Meeting and any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” the director nominees named in Proposal No. 1 and “FOR” Proposal Nos. 2 and 3.

Signature	Dated	, 2012

Signature	Dated	, 2012
(Joint Owners)

Note: Please sign exactly as name appears herein. When signing as attorney, executor, administrator, trustee or guardian, or in any other representative capacity, please give full title as such and sign your own name as well. Joint owners should each sign.

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